 As filed with the Securities and Exchange Commission on October 1, 1999
                                                     Registration No. 333-80037
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                               ---------------

                             AMENDMENT NO. 5
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                         ALTIGEN COMMUNICATIONS, INC.
            (Exact name of Registrant as specified in its charter)

            Delaware                              3661                            94-3204299
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)           Identification Number)

                            47427 Fremont Boulevard
                           Fremont, California 94538
                                (510) 252-9712
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               ---------------
                                  GILBERT HU
                            Chief Executive Officer
                         AltiGen Communications, Inc.
                            47427 Fremont Boulevard
                           Fremont, California 94538
                                (510) 252-9712
                              Fax (510) 252-9738
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ---------------
                         Copies of Communications to:

              Eric W. Wright, Esq.                             Jorge del Calvo, Esq
               Carmen Chang, Esq.                               Stanton Wong, Esq.
                David Wang, Esq.                             Gabriella Lombardi, Esq.
        Wilson Sonsini Goodrich & Rosati                        Davina Kaile, Esq.
            Professional Corporation                      Pillsbury Madison & Sutro LLP
               650 Page Mill Road                              2550 Hanover Street
          Palo Alto, California 94304                      Palo Alto, California 94304
                 (650) 493-9300                                   (650) 233-4500
               Fax (650) 493-6811                               Fax (650) 233-4545

                               ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]
                               ---------------

                     CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                          Proposed
 Title of each class of     Amount        maximum     Proposed maximum   Amount of
    securities to be         to be     offering price     aggregate     registration
       registered        registered(1)  per unit(1)   offering price(2)  Fee(2)(3)
------------------------------------------------------------------------------------
Common Stock...........    3,737,500        $12.00       $44,850,000      $12,468
------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

(1) Includes up to 487,500 shares of Common Stock issuable by the registrant upon exercise of the underwriters over-allotment option.

(2) Estimated pursuant to Rule 457 under the Securities Act of 1933.

(3) A registration fee of $17,648 was previously paid.



  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

               Subject to Completion, Dated October 1, 1999

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             3,250,000 Shares


                     [LOGO OF ALTIGEN COMMUNICATIONS, INC.]

                          AltiGen Communications, Inc.
                                  Common Stock
                               $       per share

--------------------------------------------------------------------------------

This is an initial public offering of common stock of AltiGen Communications, Inc.

AltiGen expects that the price to the public in the offering will be between $10.00 and $12.00 per share.

We have applied to include the common stock on the Nasdaq National Market under the symbol "ATGN."

Investing in the common stock involves risks. See "Risk Factors" beginning on page 6.

                                                             Per Share   Total
                                                             --------- ---------
         Price to the public................................  $        $
         Underwriting discount..............................
         Proceeds to AltiGen................................

AltiGen has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 487,500 additional shares from AltiGen within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets
                  Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated
                                                                    FAC/Equities

                The date of this prospectus is           , 1999.

  [A chart showing the various types of networks over which users may place and receive telephone calls and take advantage of other features of our products]

  This diagram shows how Altigen's communications system connects telephone users to one another using both the traditional telephone network and networks over which computers communicate.

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4
Risk Factors.............................................................   6
Forward-Looking Statements...............................................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21
Business.................................................................  30
Management...............................................................  41
Principal Stockholders...................................................  49
Certain Transactions.....................................................  51
Description of Capital Stock.............................................  53
Shares Eligible for Future Sale..........................................  56
Underwriting.............................................................  58
Legal Matters............................................................  61
Experts..................................................................  61
Where Can You Find More Information......................................  61
Index to Consolidated Financial Statements............................... F-1

                           -------------------------

AltiGen's principal executive offices are located at 47427 Fremont Boulevard, Fremont, California 94538. Our telephone number is (510) 252-9712.

                               Prospectus Summary

This summary highlights information contained in other parts of this prospectus. You should read the entire prospectus carefully.

                                  The Company

AltiGen designs, manufactures and markets integrated, multifunction telecommunications systems that allow businesses to use data networks, such as the Internet, and the traditional telephone network interchangeably and seamlessly to carry voice and data communications. As the Internet accelerates the convergence of voice and data communications, an increasing percentage of voice communications is being carried over data networks, creating the need for a next generation communications system. We believe that businesses, particularly small- to medium-sized businesses, will begin to use integrated systems that receive, manipulate and transmit voice communications over the traditional telephone network, as well as data networks such as the Internet. Our telecommunications systems provide new services to end users, giving businesses the choice of placing calls over data networks or traditional phone lines. Historically, manufacturers have not built this capability into traditional private telephone switching systems. To use these new services, businesses have had to add hardware and software to these traditional systems.

As businesses seek capabilities beyond those of traditional telephone systems to meet today's communication needs, they have begun to purchase integrated, multifunction telecommunications systems in place of traditional telephone systems. These new integrated computer and telephone systems, which are generally based on free and publicly available hardware and software standards, allow products from different companies to be used together to provide basic telephony services such as placing and receiving calls. Our integrated, multifunction telecommunications systems allow small- to medium-sized businesses to communicate over both the traditional telephone network and data networks, such as the Internet, providing these businesses with a telecommunications solution for the Internet era.

We are a leader in the market for integrated, multifunction telecommunications systems that rely on general purpose computers, a market generally known as the server-based PBX market, and have been shipping our products since July 1996. We sell our integrated, multifunction telecommunications systems through our network of over 400 dealers and through our key distributors, including Ingram Micro Inc. and Tech Data Corporation. We also sell our systems through original equipment manufacturers such as Nitsuko Corporation in Japan. We have joint marketing agreements with Compaq Computer Corporation and Hewlett-Packard Company.

Our goal is to extend and expand our market position. We intend to achieve this goal by:

 .  increasing our brand name recognition;

 .  expanding our distribution channels;

 .  establishing relationships with technology and strategic partners;

 .  targeting key markets worldwide; and

 . enhancing technology leadership in integrated, multifunction telecommunications systems.

                                  The Offering

 Common stock offered by AltiGen ................  3,250,000 shares

 Common stock to be outstanding after the
  offering....................................... 12,821,049 shares

 Use of proceeds................................. General corporate purposes, including working capital


 Proposed Nasdaq National Market symbol.......... ATGN

The number of shares outstanding is based on shares outstanding as of June 30, 1999, excluding 1,769,636 shares that are issuable upon exercise of outstanding options at a weighted average exercise price of $1.89 per share.

                                ---------------
Except as otherwise indicated, all information in this prospectus assumes:

 . no exercise of the underwriters' over-allotment option;

 . the automatic conversion of each outstanding share of preferred stock into one share of common stock immediately prior to the completion of this offering; and

 . a one-for-1.66965 split of the common stock effected prior to the effectiveness of this offering.

Please see "Capitalization" for a more complete discussion regarding the outstanding shares of our common stock and options to purchase common stock and other related matters.

                                ---------------

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

                                                                 Nine Months Ended
                           Fiscal Year Ended September 30,           June 30,
                         -------------------------------------  -------------------
                            1995      1996     1997     1998       1998      1999
                         ----------- -------  -------  -------  ----------- -------
                         (Unaudited)                            (Unaudited)
Consolidated Statements
 of Operations Data:
Revenues, net...........       --    $   229  $ 1,379  $ 3,890    $ 2,559   $ 4,264
Gross profit (loss).....       --         (9)     339    1,370        811     2,097
Loss from operations....   $(1,101)   (1,755)  (3,325)  (4,166)    (2,947)   (5,509)
Net loss................   $(1,068)  $(1,631) $(3,119) $(3,920)   $(2,809)  $(5,234)
                           =======   =======  =======  =======    =======   =======
 Basic net loss per
  share.................   $ (1.77)  $ (2.14) $ (3.91) $ (4.75)   $ (3.47)  $ (4.73)
                           =======   =======  =======  =======    =======   =======
 Shares used in comput-
  ing basic net loss
  per share.............       603       762      797      825        811     1,107
 Unaudited pro forma ba-
  sic net loss
  per share.............                               $ (0.50)             $ (0.59)
 Shares used in comput-
  ing unaudited
  pro forma basic net
  loss per share........                                 7,827                8,867

                                                             June 30, 1999
                                                        ------------------------
                                                                  Pro      As
                                                        Actual   forma  Adjusted
                                                        ------- ------- --------
                                                                  (Unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents.............................. $ 7,961 $ 7,961 $40,208
Working capital........................................   9,861   9,861  42,108
Total assets...........................................  13,235  13,235  45,482
Total stockholders' equity ............................  10,790  10,790  43,037

See Note 2 of the Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

The pro forma numbers give effect to the conversion of all preferred stock outstanding. The as adjusted numbers give effect to the sale of 3,250,000 shares of common stock offered by this prospectus at an assumed public offering price of $11.00 per share, after deducting the estimated underwriting discount and the estimated offering expenses payable by us and the application of the estimated net proceeds from this offering.

                                  Risk Factors

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares. If any one of these risks or uncertainties occurs, our business, operating results and financial condition could be seriously harmed.

Risks Related to AltiGen

We have a history of losses and expect to incur future losses, which may prevent us from becoming profitable

We have experienced operating losses since our inception. As of June 30, 1999, we had an accumulated deficit of $15.1 million. We expect to incur operating losses for the foreseeable future, and these losses may be substantial. Further, we expect our operating cash flows to be negative for the foreseeable future. Because we expect increased expenditures for product development and general and administrative expenses, and substantial increases in sales and marketing expenses, we will need to increase revenues significantly to achieve profitability and positive operating cash flows. Even if we do achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We have a limited operating history, which makes it difficult to evaluate our business and our prospects

We shipped our first products in July 1996. As a result of our limited operating history, we have limited financial data that you can use to evaluate our business. You must consider our prospects in light of the risks, expenses and challenges we might encounter because we are at an early stage of development in a new and rapidly evolving market. To address these risks and achieve profitability and increased sales levels, we must:

 . establish and increase market acceptance of our technology, products and systems;

 . expand our network of distributors, dealers and companies that buy our products in bulk, customize them for particular applications or customers, and resell them under their own names;

 . introduce products and systems incorporating our technology and enhancements to our product applications on a timely basis;

 .  respond effectively to competitive pressures; and

 .  successfully market and support our products and systems.

We may not successfully meet any of these challenges, and our failure to do so will seriously harm our business and results of operations. In addition, because of our limited operating history, we have limited insight into trends that may emerge and harm our business.

Our operating results vary, making future operating results difficult to predict

Our quarterly and annual operating results have varied significantly in the past and will likely vary significantly in the future. A number of factors, many of which are beyond our control, may cause our operating results to vary, including:

 .  our sales cycle, which may vary substantially from customer to customer;

 . unfavorable changes in the prices and delivery of the components we purchase;

 . the size and timing of orders for our products, which may vary depending on the season, and the contractual terms of those orders;

 . the size and timing of our expenses, including operating expenses and expenses of developing new products and product enhancements;

 . deferrals of customer orders in anticipation of new products, services or product enhancements introduced by us or by our competitors; and

 . our ability to attain and maintain production volumes and quality levels for our products.

Our budgets and commitments that we have made for the future are based in part on our expectations of future sales. If our sales do not meet expectations, it will be difficult for us to reduce our expenses quickly, and consequently our operating results may suffer.

Our dealers often require immediate shipment and installation of our products. As a result, we have historically operated with limited backlog, and our sales and operating results in any quarter depend primarily on orders booked and shipped during that quarter.

Any of the above factors could harm our business, financial condition and results of operations. We believe that period-to-period comparisons of our results of operations are not meaningful, and you should not rely upon them as indicators of our future performance.

Our market is highly competitive, and we may not have the resources to compete adequately

The market for our integrated, multifunction telecommunications systems is new, rapidly evolving and highly competitive. We expect competition to intensify in the future as existing competitors develop new products and new competitors enter the market. We believe that a critical component to success in this market is the ability to establish and maintain strong partner and customer relationships with a wide variety of domestic and international providers. If we fail to establish or maintain these relationships, we will be at a serious competitive disadvantage.

We face competition from companies providing traditional private telephone systems. Our principal competitors that produce traditional private telephone systems are Lucent Technologies and Nortel Networks. We also compete against providers of multifunction telecommunications systems, including Picazo Communications, Inc. and Artisoft, Inc. We potentially face competition from companies such as Shoreline Teleworks, Inc., NBX Corporation, acquired by 3Com Corporation, Selsius Systems, acquired by Cisco Systems, Inc., as well as any number of future competitors. Many of our competitors are substantially larger than we are and have significantly greater name recognition, financial, sales and marketing, technical, customer support, manufacturing and other resources. These competitors may also have more established distribution channels and stronger relationships with service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. We also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease and harm our business.

We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies. If our competitors successfully introduce new products or enhance their existing products, this could reduce the sales or market acceptance of our products and services, increase price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer. A description of our principal competitors and the competitive nature of our market are discussed in greater detail in "Business--Competition."

Losing either of our two key distributors would harm our business. We also need to establish and maintain relationships with additional distributors and original equipment manufacturers

Sales through our two key distributors, Ingram Micro Inc. and Tech Data Corporation, accounted for 45% of our net revenues in the nine months ended June 30, 1999. Our business and operating results will suffer if either of these distributors does not continue distributing our products, fails to distribute the volume of our products that it currently distributes or fails to expand our customer base. We also need to establish and maintain relationships with additional distributors and original equipment manufacturers. We may not be able to establish, or successfully manage, relationships with additional distribution partners. In addition, our agreements with distributors typically provide for termination by either party upon written notice to the other party. For example, our agreement with Tech Data provides for termination, with or without cause, by either party upon 30 days' written notice to the other party, or upon insolvency or bankruptcy. Generally, these agreements are non-exclusive and distributors sell products that compete with ours. If we fail to establish or maintain relationships with distributors and original equipment manufacturers, our ability to increase or maintain our sales and our customer base will be substantially harmed.

We sell our products through dealers and distributors, which limits our ability to control the timing of our sales, and this makes it more difficult to predict our revenues

We do not recognize revenue from the sale of our products to our distributors until these products are sold to either dealers or end users. We have limited or no control over the timing of product sales to dealers and end users. Our lack of control over the revenue which we recognize from our distributors' sales to dealers and end users limits our ability to predict revenue for any given period. Our budgets and commitments that we have made for the future are based in part on our expectations of future sales. If our sales do not meet expectations, it will be difficult for us to reduce our expenses quickly, and consequently our operating results may suffer.

We rely on sole-sourced components and third-party technology and products; if these components are not available, our business may suffer

We purchase technology from third parties that is incorporated into our products, including virtually all of our hardware products.

We order sole-sourced components using purchase orders and do not have supply contracts for them. One sole-sourced component, a Mitel Corporation chip, is particularly important to our business because it is included in virtually all of our hardware products. If we were unable to purchase an adequate supply of these sole-sourced components on a timely basis, we would be required to develop alternative solutions. This could entail qualifying an alternative source or redesigning our products based on different components. Our inability to obtain these sole-sourced components, especially the Mitel Corporation chip, could significantly delay shipment of our products, which could have a negative effect on our business, financial condition and results of operations. See "Business--Manufacturing and Assembly."

We rely on dealers to promote, sell, install and support our products, and their failure to do so may substantially reduce our sales and thus seriously harm our business

We rely on dealers who can provide high quality sales and support services. As with our distributors, we compete with other telecommunications systems providers for our dealers' business, as our dealers generally market competing products. If a dealer promotes a competitor's products to the detriment of our products or otherwise fails to market our products and services effectively, we could lose market share. In addition, the loss of a key dealer or the failure of dealers to provide adequate customer service could cause our business to suffer. If we do not properly train our dealers to sell, install and service our products, our business will suffer.

Software or hardware errors may seriously harm our business and damage our reputation, causing loss of customers and revenues

Users expect telephone systems to provide a high level of reliability. Our products are inherently complex and may have undetected software or hardware errors. We have detected and may continue to detect errors and product defects in our installed base of products, new product releases and product upgrades. For example, a small number of our boards failed and were returned. We have replaced these boards and made certain design changes. We cannot be sure that the problem has been fully addressed and that similar or different problems may not occur in existing or new boards in the future. In addition, end users may install, maintain and use our products improperly or for purposes for which they were not designed. These problems may degrade or terminate the operation of our products, which could cause end users to lose telephone service, cause us to incur significant warranty and repair costs, damage our reputation and cause significant customer relations problems. Any significant delay in the commercial introduction of our products due to errors or defects, any design modifications required to correct these errors or defects or any negative effect on customer satisfaction as a result of errors or defects could seriously harm our business, financial condition and results of operations.

Any claims brought because of problems with our products or services could seriously harm our business, financial condition and results of operations. We currently offer a one-year hardware guarantee to end users. If our products fail within the first year, we face replacement costs. Our insurance policies may not provide sufficient or any coverage should a claim be asserted. In addition, our introduction of products and systems with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable, warranties and additional costs. Our customers, end users or employees could find errors in our products and systems after we have begun to sell them, resulting in product redevelopment costs and loss of, or delay in, their acceptance by the markets in which we compete. Further, we may experience significant product returns in the future. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

We may face infringement issues that could harm our business by requiring us to license technology on unfavorable terms or temporarily or permanently cease sales of key products

We cannot be certain that our products do not, or will not, infringe patents, trademarks, copyrights or other intellectual property rights held by third parties. Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the patents and intellectual property rights of others. For example, we are currently engaged in litigation with NetPhone, Inc. In June 1999, we received a letter from NetPhone alleging that we infringe a patent owned by NetPhone. On June 30, 1999, we filed a request for a declaration from the United States District Court for the Northern District of California that AltiGen does not infringe any valid claim of NetPhone's patent. NetPhone answered AltiGen's complaint on July 13, 1999 and asserted a counterclaim against AltiGen, alleging that AltiGen infringes the NetPhone patent. On August 11, 1999, NetPhone filed a motion to enjoin AltiGen from making, importing, using, offering to sell or selling a device under the name Quantum. On September 7, 1999, we filed our Opposition to NetPhone's motion, and countered with a Cross-Motion for Partial Summary Judgment. NetPhone's Motion and our Cross-Motion have not yet been decided. Although we intend to continue to litigate the lawsuit and to contest NetPhone's Motion vigorously, litigation is subject to inherent uncertainties and, therefore, we cannot assure you that we will prevail or that we can avoid an adverse outcome.

This litigation could be costly and time consuming. An adverse outcome could require us to obtain a license from NetPhone or require us to cease sales of what NetPhone calls the "Quantum device" and possibly alter the design of some of our products. For the first nine months of fiscal year 1999, sales of our Quantum board constituted 84% of our revenues. Accordingly, an adverse outcome could materially harm our business. See "Business--Legal Proceedings."

More generally, litigation related to these types of claims may require us to acquire licenses under third-party patents which may not be available on acceptable terms, if at all. We believe that an increasing portion of our revenues in the future will come from sales of software applications for our hardware products. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of developers' intellectual property rights. This activity is difficult to detect, and legal proceedings to enforce developers' intellectual property rights are often burdensome and involve a high degree of uncertainty and substantial costs.

Any failure by us to protect our intellectual property could harm our business and competitive position

Our success depends, to a certain extent, upon our proprietary technology. We currently rely on a combination of patent, trade secret, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights in the technology used in our products.

Although we have filed patent applications, we are not certain that our patent applications will result in the issuance of patents, or that any patents issued will provide commercially significant protection to our technology. In addition, others may independently develop substantially equivalent proprietary information not covered by patents to which we own rights, may obtain access to our know-how or may claim to have issued patents that prevent the sale of one or more of our products. Also, it may be possible for third parties to obtain and use our proprietary information without our authorization. Further, the laws of some countries, such as those in Japan, one of our target markets, may not adequately protect our intellectual property or may be uncertain. Our success also depends on trade secrets that cannot be patented and are difficult to protect.

If we fail to protect our proprietary information effectively, or if third parties use our proprietary technology without authorization, our competitive position and business will suffer. A description of our dependence on proprietary technology is discussed in greater detail in "Business-- Intellectual Property."

Our products may not meet the legal standards required for their sale in some countries; if we cannot sell our products in these countries, our results of operations may be seriously harmed

The United States and other countries in which we intend to sell our products have standards for safety and other certifications that must be met for our products to be legally sold in those countries. We have tried to design our products to meet the requirements of the countries in which we sell or plan to sell them. We have also obtained or are trying to obtain the certifications that we believe are required to sell our products in these countries. However, we cannot guarantee that our products meet all of these standards or that we will be able to obtain any certifications required. In addition, there is, and will likely continue to be, an increasing number of laws and regulations pertaining to the products we offer and may offer in the future. These laws or regulations may include, for example, more stringent safety standards, requirements for additional or more burdensome certifications or more stringent consumer protection laws.

If our products do not meet a country's standards or we do not receive the certifications required by a country's laws or regulations, then we may not be able to sell those products in that country. This may seriously harm our results of operation by reducing our sales or requiring us to invest significant resources to conform our products to these standards.

Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations

Our customers and end users expect frequent product introductions and have changing requirements for new products and features. Therefore, to be competitive, we will need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost-effectively would seriously harm our business, financial condition and results of operations. Also, introducing new products could require us to write off existing inventory as obsolete, which could harm our results of operations.

If we do not manage our growth effectively, our business will suffer

We may not be successful in managing any future growth. We have expanded our operations rapidly since our inception. In order to manage this expansion and to grow in the future, we will need to expand or enhance our management, manufacturing, research and development and sales and marketing capabilities. We may not be able to hire the management, staff or other personnel required to do so.

We may not be able to install adequate control systems in an efficient and timely manner, and our current or planned operational systems, procedures and controls may not be adequate to support our future operations. Difficulties in installing and implementing new systems, procedures and controls may significantly burden our management and our internal resources. Delays in the implementation of new systems or operational disruptions when we transition to new systems would impair our ability to accurately forecast sales demand, manage our product inventory and record and report financial and management information on a timely and accurate basis.

Lead times for materials and components used in the assembly of our products vary significantly, and depend on factors such as the supplier, contract terms and demand for a component at a given time. If orders do not match forecasts, we may have excess or inadequate inventory of certain materials and components, which may seriously harm our business, financial condition and results of operations.

Our planned expansion in international markets will involve new risks that our previous domestic operations have not prepared us to address; our failure to address these risks could harm our business, financial condition and results of operations

For the nine months ended June 30, 1999, approximately 10% of our net revenues came from customers outside of the United States. We intend to expand our international sales and marketing efforts. Our efforts are subject to a variety of risks associated with conducting business internationally, any of which could seriously harm our business, financial condition and results of operations. These risks include:

 . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, such as import or export licensing imposed by foreign countries, especially on technology;

 . potential adverse tax consequences, including restrictions on repatriation of earnings;

 . fluctuations in foreign currency exchange rates, which could make our products relatively more expensive in foreign markets; and

 . conflicting regulatory requirements in different countries that may require us to invest significant resources customizing our products for each country.

We need additional qualified personnel to maintain and expand our business; our failure to promptly attract and retain qualified personnel may seriously harm our business, financial condition and results of operations

We depend, in large part, on our ability to attract and retain highly skilled personnel, particularly engineers and sales and marketing personnel. We need highly trained technical personnel to design and support our server-based telecommunications systems. In addition, we need highly trained sales and marketing personnel to expand our marketing and sales operations in order to increase market awareness of our products and generate increased revenues. Competition for highly trained personnel is intense, especially in the San Francisco Bay Area where most of our operations are located. We cannot be certain that we will be successful in our recruitment and retention efforts. If we fail to attract or retain qualified personnel or suffer from delays in hiring required personnel, our business, financial condition and results of operations may be seriously harmed.

Our facilities are vulnerable to damage from earthquakes and other natural disasters; any such damage could seriously or completely impair our business

We perform final assembly, software installation and testing of our products at our facility in Fremont, California. Our facilities are located on or near known earthquake fault zones and are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events. If such a disaster occurs, our ability to perform final assembly, software installation and testing of our products at our facilities would be seriously, if not completely, impaired. If we were unable to obtain an alternative place or way to perform these functions, our business, financial condition and results of operations would suffer. The insurance we maintain may not be adequate to cover our losses against fires, floods, earthquakes and general business interruptions.

Our strategy to outsource assembly and test functions in the future could delay delivery of products, decrease quality or increase costs

Based on volume or customer requirements, we may begin outsourcing some assembly and test functions. In addition, we may determine that we need to establish assembly and test operations overseas to better serve our international customers. Establishing overseas assembly and test operations may be more difficult or take longer than we anticipate. This outsourcing strategy involves certain risks, including the potential lack of adequate capacity and reduced control over delivery schedules, manufacturing yield, quality and costs. In the event that any significant subcontractor were to become unable or unwilling to continue to manufacture or test our products in the required volumes, we would have to identify and qualify acceptable replacements. Finding replacements could take time, and we cannot be sure that additional sources would be available to us on a timely basis. Any delay or increase in costs in the assembly and testing of products by third-party subcontractors could seriously harm our business, financial condition and results of operations. Our manufacturing and assembly operations are discussed in greater detail in "Business--Manufacturing and Assembly."

We face year 2000 risks that, if realized, could disrupt our business operations, resulting in harm to our business, financial condition and results of operation

Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, within this year, computer systems and software may need to be upgraded to comply with these year 2000 requirements. Our failure to complete implementation of the required changes to address year 2000 requirements prior to the year 2000 might result in significant difficulties in our administration of management information systems and consequently have a material adverse effect on our business, financial condition and results of operations. We have not yet completed a review of the preparations of all of our major suppliers, distributors and shippers to be year 2000 compliant. We therefore do not have a basis to assess the impact, if any, that the year 2000 issue will have on our suppliers, distributors, dealers and shippers and, consequently, on us. Failure by our suppliers, distributors, dealers and shippers and other parties with whom we do business to address year 2000 issues could negatively affect our ability to distribute products for some period of time and otherwise disrupt our business operations.

We also face the risk that some of our products may not be year 2000 compliant. If any of our end user customers experience year 2000 issues as a result of their use of our products, those end users could assert claims against us for damages which, if successful, could harm our business, financial condition or results of operations. In addition, many of our products have some third-party technologies embedded in them, and we expect our products to be increasingly integrated into enterprise systems involving sophisticated hardware and complex software products. We cannot adequately evaluate these technologies or products for year 2000 compliance. We may face claims under our warranties, or otherwise, based on year 2000 problems in other companies' products, or issues arising from the integration of multiple products within an overall system. We are in the process of testing our products to identify any year 2000 issues. For a more detailed description of our year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

Risks Related to the Industry

Integrated, multifunction telecommunications systems may not achieve widespread acceptance, and our fixed costs in the short run could cause our operating results and business to suffer

The market for integrated, multifunction telecommunications systems is relatively new and rapidly evolving. Businesses have invested substantial resources in the existing telecommunications infrastructure, including traditional private telephone systems, and may be unwilling to replace these systems in the near term or at all. Businesses may also be reluctant to adopt integrated, multifunction telecommunications systems because of their concern about the current limitations of data networks, including the Internet. For example, end users sometimes experience delays in receiving calls and reduced voice quality during calls when routing calls over data networks. Moreover, businesses that begin to route calls over the same networks that currently carry only their data may also experience these problems if the networks do not have sufficient capacity to carry all of these communications at the same time. We incur many fixed costs in anticipation of a certain level of revenues. If businesses defer purchasing or decide not to purchase integrated, multifunction telecommunications systems and the market for our products does not grow or grows substantially more slowly than we anticipate, our operating results will suffer and our business will be harmed because we will be unable to reduce fixed costs in the short term to offset the reduced revenues.

Future regulation or legislation could harm our business or increase our cost of doing business

In April 1998, the Federal Communications Commission submitted a report to Congress stating that it may regulate certain Internet services if it determines that such Internet services are functionally equivalent to conventional telecommunications services. The increasing growth of the voice over data network market and the popularity of supporting products and services, however, heighten the risk that national governments will seek to regulate the transmission of voice communications over networks such as the Internet. In addition, large telecommunications companies may devote substantial lobbying efforts to influence the regulation of this market so as to benefit their interests, which may be contrary to our interests. These regulations may include, for example, assessing access or settlement charges, imposing tariffs or imposing regulations based on encryption concerns or the characteristics and quality of products and services. Future laws, legal decisions or regulations, as well as changes in interpretations of existing laws and regulations, could require us to expend significant resources to comply with them. In addition, these future events or changes may create uncertainty in our market that could reduce demand for our products.

Evolving standards may delay our product introductions, increase our product development costs or cause end users to defer or cancel plans to purchase our products, any of which could adversely affect our business

The standards in our market are still evolving. These standards are designed to ensure that integrated, multifunction telecommunications products from different manufacturers can operate together. Some of these standards are proposed by other participants in our market, including some of our competitors, and include proprietary technology. In recent years, these standards have changed, and new standards have been proposed, in response to developments in our market. Our failure to conform our products to existing or future standards may limit their acceptance by market participants. We may not anticipate which standards will achieve the broadest acceptance in our market in the future, and we may take a significant amount of time and expense to adapt our products to these standards. We may also have to pay additional royalties to developers of proprietary technologies that become standards in our market. These delays and expenses may seriously harm our results of operations. In addition, customers and users may defer or cancel plans to purchase our products due to concerns about the ability of our products to conform to existing standards or to adapt to new or changed standards, and this could seriously harm our results of operations.

Risks Related to the Offering

We may need to raise more capital, but the availability of additional financing is uncertain

We expect the net proceeds from this offering and recent private equity financings to be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. Subsequently, we may need to raise more capital, and we may not be able to do so on favorable terms, or at all. We may also need more capital to acquire or invest in complementary businesses or products or to obtain the rights to use complementary technologies. If we cannot raise more capital, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition and results of operations. If we raise more capital by selling more shares of our stock, our net tangible book value per share may decrease, the percentage ownership of then-current stockholders may be diluted, and stock sold to new investors may have rights, preferences or privileges senior to those of the holders of our outstanding securities.

Our certificate of incorporation and bylaws and Delaware law will contain provisions that could deter takeovers and prevent you from receiving a premium for your shares

Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. For example, our certificate of incorporation to be effective upon the closing of this offering will provide that our Board of Directors may issue up to 5,000,000 shares of preferred stock without stockholder approval. See "Description of Capital Stock" for a more complete discussion of these matters.

Our stock price may be volatile, exposing us to securities class action litigation

Prior to this offering, you could not buy or sell our common stock in a public market. An active public market for our common stock may not develop or be sustained after this offering. Although the initial public offering price will be fixed, the market price for our common stock will vary from the initial offering price after this offering. The stock market in general, and the stock prices of Internet-related companies in particular, have recently experienced extreme volatility, which has often been unrelated to the operating performance of any particular company or companies. The market price of our common stock may fluctuate significantly, which is common among high technology companies, due to a number of factors, some of which are beyond our control.

We may in the future be the target of securities class action litigation, which could be costly and time-consuming to defend

Our stock price could decline below our initial public offering price regardless of our actual operating performance. In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could harm our business, financial condition and operating results.

Our management may not use the proceeds of this offering effectively

Our management has broad discretion over the use of a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds differently than investors in this offering would have preferred, or that we will fail to maximize our return on the proceeds.

Investors will incur immediate dilution because the initial public offering price of a share of our stock will exceed its book value

The initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate dilution of approximately $7.64 in the book value per share of common stock from the price you pay. This calculation assumes you purchase the common stock for $11.00 per share. See "Dilution."

Substantial sales of our common stock by our existing stockholders could cause our stock price to fall

If current stockholders sell a substantial number of their shares, including shares issued upon the exercise of outstanding options, in the public market during a short period of time, or if stockholders or analysts believe that these sales will be made, our stock price may decline significantly. These sales may make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have 12,821,049 outstanding shares of common stock. All of the shares sold in this offering will be immediately and freely tradeable. 9,571,049 of the remaining shares are subject to lock-up arrangements between the stockholders and us or the underwriters. At least 8,877,327 shares of common stock outstanding after this offering will be eligible for sale in the public market 180 days following the date of this prospectus.

Our officers and directors and their affiliates will exercise significant control

Upon completion of this offering, our executive officers and directors and their affiliates will beneficially own, in the aggregate, approximately 24.9% of our outstanding common stock. As a result, these stockholders will be able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent someone from acquiring or merging with us. See "Principal Stockholders."

                           Forward-Looking Statements

Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, statements regarding the following: expected product revenues as a percentage of sales, expense levels, use of proceeds, liquidity and expansion strategy and possible effects of changes in government regulation. These statements may be found under "Prospectus Summary," "Risk Factors," "Business," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Forward-looking statements typically are identified by use of terms such as "may", "will", "expect", "anticipate", "intend", "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including insufficient capital resources, inability to integrate acquired businesses successfully, adverse economic conditions and unanticipated difficulties in product development. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

                                Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $32,247,500. If the underwriters fully exercise the over-allotment option, the net proceeds of the shares we sell will be $37,234,625. Net proceeds is what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the initial public offering price will be $11.00 per share.

We intend to use the net proceeds of this offering for working capital and general corporate purposes, including increased sales and marketing programs, commencement of international expansion and continued expenditures on development of new products. We may also use a portion of the net proceeds for potential acquisitions of businesses or technologies that are complementary to our business, although we have no current agreements or commitments in this regard.

The timing and amount of our actual expenditures will be based on many factors, including the status of our research and development efforts and cash flow from operations.

Until we use the net proceeds of the offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

                                Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

                                 Capitalization

The following table shows:

 .  The capitalization of AltiGen on June 30, 1999, as a Delaware corporation.

 . The capitalization of AltiGen on June 30, 1999, assuming the completion of the offering at an assumed initial public offering price of $11.00 per share, the receipt of the net proceeds of the offering, and the conversion of all outstanding preferred stock into common stock.

You should read the following table with our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                               June 30, 1999
                                                             ------------------
                                                                          As
                                                              Actual   Adjusted
                                                             --------  --------
                                                              (in thousands)
   Stockholders' equity:
    Preferred stock, $.001 par value; 11,978,558 shares
     authorized, 8,146,156 shares issued and outstanding,
     actual; 5,000,000 shares authorized, no shares issued
     and outstanding, as adjusted..........................  $      8  $     --
    Common stock, $.001 par value; 23,957,117 shares
     authorized, 1,424,893 shares issued and outstanding,
     actual; 50,000,000 shares authorized, 12,821,049
     shares issued and outstanding, as adjusted............         1        13
    Additional paid-in capital.............................    28,991    61,234
    Deferred stock compensation............................    (3,150)   (3,150)
    Accumulated deficit....................................   (15,060)  (15,060)
                                                             --------  --------
     Total stockholders' equity............................    10,790    43,037
                                                             --------  --------
       Total capitalization................................  $ 10,790  $ 43,037
                                                             ========  ========

This table excludes 1,769,636 shares of common stock issuable upon exercise of outstanding options as of June 30, 1999, at a weighted average exercise price of $1.89 per share.

                                    Dilution

AltiGen's unaudited pro forma net tangible book value on June 30, 1999 was approximately $10,790,000 or $1.13 per share of common stock. Pro forma net tangible book value is total assets minus the sum of liabilities and intangible assets. Pro forma net tangible book value per share is net tangible book value divided by the total number of shares outstanding before the offering and after giving effect to the conversion of all outstanding shares of our preferred stock upon the closing of this offering.

After giving effect to adjustments relating to the offering, AltiGen's unaudited pro forma, as adjusted net tangible book value on June 30, 1999, would have been $43,037,000 or $3.36 per share. The adjustments made to determine pro forma as adjusted net tangible book value per share are the following:

 . An increase in the total assets to reflect the net proceeds of the offering as described under "Use of Proceeds" assuming that the initial public offering price will be $11.00 per share.

 . The addition of the number of shares offered by this prospectus to the number of common shares outstanding.

The following illustrates the pro forma increase in net tangible book value of $2.23 per share and the dilution (the difference between the offering price per share and net tangible book value per share) to new investors:

   Assumed initial public offering price per share................       $11.00
   Pro forma net tangible book value per share as of June 30,
    1999.......................................................... $1.13
   Increase per share attributable to the offering................  2.23
                                                                   -----
   Pro forma as adjusted net tangible book value per share after giving
    effect to the offering........................................         3.36
                                                                         ------
   Dilution per share to new investors............................       $ 7.64
                                                                         ======

The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from AltiGen, the total consideration paid and the average price paid per share. The table assumes that the initial public offering price will be $11.00 per share.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   9,571,049   74.7  $25,041,624   41.2%    $ 2.62
   New investors..........   3,250,000   25.3   35,750,000   58.8      11.00
                            ----------  -----  -----------  -----
     Total................  12,821,049  100.0% $60,791,624  100.0%
                            ==========  =====  ===========  =====

The total consideration from existing stockholders includes 197,026 shares of stock issued as payment on notes issued for professional services. As of June 30, 1999, there were options outstanding to purchase 1,769,636 shares of common stock at the weighted average exercise price of $1.89 per share. To the extent any of these options are exercised, there will be further dilution to investors. The table above assumes no exercise of any stock options outstanding as of June 30, 1999. See "Capitalization," "Management--Employee Benefit Plan," "Description of Capital Stock" and Note 5 of Notes to Consolidated Financial Statements.

                      Selected Consolidated Financial Data

This section presents selected historical financial data of AltiGen as a Delaware corporation. You should read carefully the consolidated financial statements included in this prospectus, including the notes to the consolidated financial statements. The selected data in this section are not intended to replace the consolidated financial statements.

AltiGen derived the consolidated statement of operations data for the years ended September 30, 1995 and 1994 and consolidated balance sheet data as of September 30, 1995 and 1994 from our unaudited consolidated financial statements that are not included in this prospectus. AltiGen derived the consolidated statement of operations data for the years ended September 30, 1996, 1997 and 1998, and for the nine months ended June 30, 1999, and consolidated balance sheet data as of September 30, 1997 and 1998 and June 30, 1999 from the audited consolidated financial statements in this prospectus. Those consolidated financial statements were audited by Arthur Andersen LLP, independent public accountants. AltiGen derived the consolidated balance sheet data as of September 30, 1996 from audited consolidated financial statements that are not included in the prospectus. AltiGen derived the consolidated statement of operations data for the nine months ended June 30, 1998, from the unaudited consolidated financial statements included in this prospectus. AltiGen's management believes that the unaudited historical consolidated financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist only of normal recurring adjustments. Results for the nine months ended June 30, 1999 are not necessarily indicative of the results for the year or for any future period.

                                                                        Nine Months
                             Fiscal Year Ended September 30,          Ended June 30,
                         -------------------------------------------  ----------------
                          1994     1995     1996     1997     1998     1998     1999
                         -------  -------  -------  -------  -------  -------  -------
                              (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues, net...........     --       --   $   229  $ 1,379  $ 3,890  $ 2,559  $ 4,264
Cost of revenues........     --       --       238    1,040    2,520    1,748    2,167
                         -------  -------  -------  -------  -------  -------  -------
 Gross profit (loss)....     --       --        (9)     339    1,370      811    2,097
Operating expenses:
 Research and develop-
  ment.................. $    44  $   700      753    1,498    1,927    1,347    3,005
 Sales and marketing....     --        72      446    1,448    2,770    1,826    2,827
 General and administra-
  tive..................      44      329      547      718      675      502    1,196
 Deferred stock compen-
  sation ...............     --       --       --       --       164       83      578
                         -------  -------  -------  -------  -------  -------  -------
  Total operating ex-
   penses...............      88    1,101    1,746    3,664    5,536    3,758    7,606
                         -------  -------  -------  -------  -------  -------  -------
Loss from operations....     (88)  (1,101)  (1,755)  (3,325)  (4,166)  (2,947)  (5,509)
                         -------  -------  -------  -------  -------  -------  -------
Interest and other in-
 come, net..............     --        33      124      206      246      138      275
                         -------  -------  -------  -------  -------  -------  -------
Net loss................ $   (88) $(1,068) $(1,631) $(3,119) $(3,920) $(2,809) $(5,234)
                         =======  =======  =======  =======  =======  =======  =======
 Basic net loss per
  share................. $(0.50)  $ (1.77) $ (2.14) $ (3.91) $ (4.75) $ (3.47) $ (4.73)
                         =======  =======  =======  =======  =======  =======  =======
 Shares used in comput-
  ing basic net loss per
  share.................     175      603      762      797      825      811    1,107

                                       September 30,
                            ----------------------------------------  June 30,
                            1994   1995     1996     1997     1998      1999
                            ----  -------  -------  -------  -------  --------
                                           (in thousands)
Consolidated Balance Sheet
 Data:
Cash, cash equivalents and
 short-term
 investments............... $553  $ 1,768  $ 3,152  $ 3,093  $ 8,057  $  7,961
Working capital............  553    1,948    3,501    3,535    8,698     9,861
Total assets...............  596    2,076    3,762    4,714   11,102    13,235
Convertible preferred
 stock.....................    1        3        5        6        8         8
Accumulated deficit........  (88)  (1,156)  (2,787)  (5,906)  (9,826)  (15,060)
Total stockholders' equity
 (deficit).................  596    2,020    3,579    3,787    9,251    10,790

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

You should read this discussion with our consolidated financial statements, related notes and other financial information included in this prospectus.

Overview

We are a leading provider of integrated, multifunction telecommunications systems. We were incorporated in May 1994 and began operations in July 1994. From inception through July 1996, we were a development stage company and had no revenues. During this period, our operating activities consisted primarily of developing our initial product, recruiting personnel, raising capital and building our corporate infrastructure. We first recognized revenues from product sales of our Quantum board and AltiWare software in July 1996. We generated net revenues of $229,000 in fiscal year 1996, $1.4 million in fiscal year 1997, $3.9 million in fiscal year 1998 and $4.3 million for the nine months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of $15.1 million.

We derive our revenues from sales of our AltiServ system, which includes Quantum boards, Triton boards and AltiWare software. Software sales currently make up less than 10% of our net revenues. We currently anticipate that software sales will comprise a greater portion of our net revenues in the future. Product revenues consist of sales to end users (including dealers) and to distributors. Revenues from product sales to end users are recognized upon shipment. We defer recognition of sales to distributors until they resell our products to their customers. Under our distribution contracts, a distributor has the right in some circumstances to return products it determines are overstocked, so long as it provides an offsetting purchase order for products in an amount equal to or greater than the dollar value of the returned products. In addition, we afford distributors protection from subsequent price reductions.

Our cost of revenues consists of component and material costs, direct labor costs, provisions for excess and obsolete inventory, warranty costs and overhead related to manufacturing our products. Software sales typically carry a higher gross margin than hardware sales.

We have experienced operating losses and negative cash flows from operations in each quarterly and annual period since our inception and we currently expect to continue to incur losses for the foreseeable future. We have not recognized any future tax benefits of our cumulative net operating losses due to uncertainty as to future realizability.

Results of Operations

The following table sets forth consolidated statements of operations data for the periods indicated as a percentage of net revenues.

                                Fiscal Year Ended         Nine Months Ended
                                  September 30,                June 30,
                               ------------------------   ------------------
                                1996     1997     1998       1998      1999
                               ------   ------   ------   ----------- ------
                                                          (unaudited)
   Consolidated Statement of
    Operations Data:
   Revenues, net.............   100.0%   100.0%   100.0%     100.0%    100.0%
   Cost of revenues..........   104.1     75.4     64.8       68.3      50.8
                               ------   ------   ------     ------    ------
    Gross profit (loss)......    (4.1)    24.6     35.2       31.7      49.2
   Operating expenses:
    Research and develop-
     ment....................   328.5    108.7     49.6       52.7      70.5
    Sales and marketing......   194.3    105.0     71.2       71.4      66.3
    General and administra-
     tive....................   238.5     52.1     17.3       19.6      28.0
    Deferred stock compensa-
     tion....................     --       --       4.2        3.2      13.6
                               ------   ------   ------     ------    ------
     Total operating ex-
      penses.................   761.3    265.8    142.3      146.9     178.4
                               ------   ------   ------     ------    ------
   Loss from operations......  (765.4)  (241.2)  (107.1)    (115.2)   (129.2)
   Interest and other income,
    net......................    54.0     15.0      6.3        5.4       6.4
                               ------   ------   ------     ------    ------
   Net loss..................  (711.4)% (226.2)% (100.8)%   (109.8)%  (122.8)%
                               ======   ======   ======     ======    ======

Nine Months Ended June 30, 1999 Compared to Nine Months Ended June 30, 1998

Revenues, net. Revenues consist of sales to end users (including dealers) and to distributors. Net revenues increased to $4.3 million in the first nine months of fiscal year 1999 from $2.6 million in the first nine months of fiscal year 1998, representing an increase of 66.6%. This change resulted primarily from increased sales of our AltiServ systems. In the first nine months of fiscal year 1999, sales to Tech Data accounted for 24.7% of net revenues and sales to Ingram Micro accounted for 20.2% of net revenues. In the first nine months of fiscal year 1999, sales of our Quantum boards represented 84.0% of our net revenues.

Cost of revenues. Cost of revenues in the first nine months of fiscal year 1999 increased to $2.2 million from approximately $1.7 million in the first nine months of fiscal year 1998. Cost of revenues consists primarily of component and material costs, direct labor costs, provisions for excess and obsolete inventory, warranty costs and overhead related to manufacturing our products. Cost of revenues decreased as a percentage of net revenues in the first nine months of fiscal year 1999 compared to the first nine months of fiscal year 1998. This decrease was primarily a result of production efficiencies as well as lower component and overhead costs due to increased production. In addition, the cost of revenues for the first nine months of fiscal year 1998 includes a provision for excess and obsolete inventory of $361,000 related primarily to the impact of design changes to our Quantum product. As a result, gross profit increased to $2.1 million in the first nine months of fiscal year 1999 from $811,000 in the first nine months of fiscal year 1998.

Research and development expenses. Research and development expenses increased to $3.0 million in the first nine months of fiscal year 1999 from $1.3 million in the first nine months of fiscal year 1998. Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development and testing of our products. We expense our research and development costs as incurred. The increase was primarily due to our hiring additional engineers, as well as opening of a research and development office in China and increases in depreciation and other related charges due to increases in capital spending on design and simulation software. We currently intend to increase research and development expenses in absolute dollars in the forseeable future to allow us to develop new products and features. Until these new products and features are introduced, we expect this increase in expenses to increase our net loss (or to reduce any net profit that we may have).

Sales and marketing expenses. Sales and marketing expenses increased to $2.8 million in the first nine months of fiscal year 1999 from $1.8 million in the first nine months of fiscal year 1998, representing an increase of 54.8%. Sales and marketing expenses consist of compensation, commissions and related costs for personnel engaged in sales and marketing functions, trade show expenses, selling and promotional programs, marketing programs and related expenses. This increase was primarily due to hiring additional sales and marketing personnel, increasing advertising and promotional activities and increasing training to identify and educate new qualified authorized dealers. We currently intend to increase sales and marketing expenses in absolute dollars as we continue to pursue new channels and markets and to promote customer and end user awareness of the features and benefits of our products. We expect these increased expenses to increase the amount of our net losses (or reduce the amount of any net profits that we may have).

General and administrative expenses. General and administrative expenses increased to $1.2 million in the first nine months of fiscal year 1999 from $502,000 in the first nine months of fiscal year 1998. General and administrative expenses consist primarily of salaries and related expenses for executive, finance and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. The increase was primarily due to the hiring of additional personnel in our finance and accounting, management information systems and administrative groups, an increase in related facilities expenses and professional services expenses. We currently intend to increase general and administrative expenses in absolute dollars, as we add personnel and incur additional costs resulting from the growth of our business. We expect these increased expenses to increase the amount of our net losses (or reduce the amount of any net profits that we may have).

Deferred stock compensation expenses. Deferred stock compensation expenses were $578,000 in the first nine months of fiscal year 1999 as compared to $82,000 for the first nine months of fiscal year 1998. Deferred stock compensation expense reflect the amortization of stock compensation charges resulting from granting stock options at exercise prices below the deemed fair value of our common stock on the dates the options were granted. We are amortizing these amounts using the straight line method over the vesting period of the stock options. We expect to amortize approximately $770,000 of this deferred stock compensation in fiscal year 1999, $973,000 in fiscal year 2000, $973,000 in fiscal year 2001, $809,000 in fiscal year 2002 and $203,000 in fiscal year 2003 and doing so will decrease our net income.

Interest and other income, net. Net interest and other income increased to $275,000 in the first nine months of fiscal year 1999 from $138,000 in the first nine months of fiscal year 1998. This increase was due primarily to higher average cash and cash equivalents balances between periods.

Fiscal Year Ended September 30, 1998 Compared to Fiscal Year Ended September 30, 1997

Revenues, net. Net revenues increased to $3.9 million in fiscal year 1998 from $1.4 million in fiscal year 1997, representing an increase of 182.1%. This increase resulted primarily from increased sales of our Quantum boards and increased sales due to the addition of Tech Data and Ingram Micro as distributors of our products. Sales to Tech Data accounted for 10.0% of net revenues in fiscal year 1997 and for 24.4% of our net revenues in fiscal year 1998. Sales of Quantum boards represented 95% of net revenues in fiscal year 1998 and 100% of net revenues in fiscal year 1997.

Cost of revenues. Cost of revenues increased to $2.5 million in fiscal year 1998 from $1.0 million in fiscal year 1997. This increase was due primarily to increased sales of our products and higher provision for excess and obsolete inventory related primarily to the impact of design changes in our Quantum product, offset by higher volume of lower cost software products and cost reductions in our manufacturing process. As a result, gross profit increased to $1.4 million in fiscal year 1998 from $339,000 in fiscal year 1997.

Research and development expenses. Research and development expenses increased to $1.9 million in fiscal year 1998 from $1.5 million in fiscal year 1997, representing an increase of 28.7%. The increase was primarily related to increases in personnel and personnel related costs and increases in the depreciation and other related charges due to capital spending on design and simulation software.

Sales and marketing expenses. Sales and marketing expenses increased to $2.8 million in fiscal year 1998 from $1.4 million in fiscal year 1997, representing an increase of 91.3%. The increase was primarily due to the hiring of additional sales and marketing personnel as well as increased spending for marketing promotional programs and materials, advertising and trade show expenses.

General and administrative expenses. General and administrative expenses remained relatively flat at $675,000 in fiscal year 1998, compared to $718,000 in fiscal year 1997.

Deferred stock compensation expenses. We recorded deferred stock compensation expense of $164,000 during fiscal year 1998. We did not record any deferred stock compensation expenses in fiscal year 1997 or prior periods because we had not granted any stock options at exercise prices below the deemed fair market value of our common stock on the dates the options were granted.

Interest and other income, net. Net interest and other income increased to $246,000 in fiscal year 1998 from $206,000 in fiscal year 1997, representing an increase of 19.4%. This increase was due to higher average cash balances in fiscal year 1998 due to our preferred stock financings.

Fiscal Year 1996

We began selling products in July 1996, and net revenues for fiscal year 1996 consisted primarily of sales of our AltiServ system. Cost of revenues of $239,000 exceeded net revenues due to the impact of establishing additional production capacity. Operating expenses generally were high as a percentage of net revenues compared to subsequent periods due primarily to the fact that we incurred operating costs for the full year but sold products only in the last three months of the year. We did not incur any deferred stock compensation expenses in fiscal year 1996. Net interest income of $124,000 primarily represented interest earned on cash balances resulting from preferred stock financings.

Quarterly Results of Operations

The following tables set forth the unaudited consolidated statement of operations data for each of the seven quarters ended June 30, 1999, as well as that data expressed as a percentage of our total revenues for the quarters presented. This unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflects all normal recurring adjustments that we consider necessary for a fair presentation of the information for the periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                          Quarter Ended
                          -------------------------------------------------------------------------------
                          December 31, March 31, June 30,  September 30, December 31, March 31,  June 30,
                              1997       1998      1998        1998          1998       1999       1999
                          ------------ --------- --------  ------------- ------------ ---------  --------
                                                         (in thousands)
Revenues, net...........    $   581      $ 929    $1,049      $ 1,331      $   917     $ 1,439   $ 1,908
Cost of revenues........        670        517       561          772          478         746       943
                            -------      -----    ------      -------      -------     -------   -------
 Gross profit (loss)....        (89)       412       488          559          439         693       965
Operating expenses:
 Research and
  development...........        371        428       548          580          858       1,179       968
 Sales and marketing....        477        629       720          944          685       1,066     1,076
 General and
  administrative........        166        173       163          173          314         415       467
 Deferred stock
  compensation..........         11         17        55           81          192         193       193
                            -------      -----    ------      -------      -------     -------   -------
  Total operating
   expenses.............      1,025      1,247     1,486        1,778        2,049       2,853     2,704
                            -------      -----    ------      -------      -------     -------   -------
Loss from operations....     (1,114)      (835)     (998)      (1,219)      (1,610)     (2,160)   (1,739)
Interest and other
 income, net............         49         40        49          108           93         106        76
                            -------      -----    ------      -------      -------     -------   -------
Net loss................    $(1,065)     $(795)   $ (949)     $(1,111)     $(1,517)    $(2,054)  $(1,663)
                            =======      =====    ======      =======      =======     =======   =======
As a Percentage of Total
 Revenues:
Revenues, net...........      100.0%     100.0%    100.0%       100.0%       100.0%      100.0%    100.0%
Cost of revenues........      115.3       55.7      53.5         58.0         52.1        51.8      49.4
                            -------      -----    ------      -------      -------     -------   -------
 Gross profit (loss)....      (15.3)      44.3      46.5         42.0         47.9        48.2      50.6
Operating expenses:
 Research and
  development...........       63.9       46.1      52.3         43.6         93.6        81.9      50.7
 Sales and marketing....       82.1       67.7      68.6         70.9         74.7        74.1      56.4
 General and
  administrative........       28.6       18.6      15.6         13.0         34.2        28.9      24.5
 Deferred stock
  compensation..........        1.8        1.8       5.2          6.1         20.9        13.4      10.1
                            -------      -----    ------      -------      -------     -------   -------
  Total operating
   expenses.............      176.4      134.2     141.7        133.6        223.4       198.3     141.7
                            -------      -----    ------      -------      -------     -------   -------
Loss from operations....     (191.7)     (89.9)    (95.2)       (91.6)      (175.5)     (150.1)    (91.1)
Interest and other
 income, net............        8.4        4.3       4.7          8.1         10.1         7.4       3.9
                            -------      -----    ------      -------      -------     -------   -------
Net loss................     (183.3)%    (85.6)%   (90.5)%      (83.5)%     (165.4)%    (142.7)%   (87.2)%
                            =======      =====    ======      =======      =======     =======   =======

Our net product revenues increased in each of the consecutive quarters, except the quarter ended December 31, 1998, due primarily to the continued acceptance of our AltiServ system and enhancements to that system, as well as the introduction of our Triton boards in March 1999. The seasonal decrease in purchases by our customers in the quarter ended December 31, 1998 was worsened due primarily to a sales promotion during the quarter ended September 30, 1998, which may have resulted in end users accelerating purchases that would otherwise have been made in the December quarter. Our gross profit for the quarter ended December 31, 1997 decreased as a percentage of net revenues due primarily to a change in the design of our Quantum boards that caused us to write off as obsolete our existing inventory of Quantum boards and related components that could no longer be used for the new design. Our research and development expenses have increased in absolute dollars in each of the consecutive quarters except for the third quarter of fiscal year 1999, but have fluctuated as a percentage of net revenues, especially during the first two quarters of fiscal year 1999, as we hired additional engineers to support the development of our products. Research and development expense in the third quarter of fiscal year 1999 decreased in absolute dollars and as a percentage of net revenues due to the completion of the development of the Triton board in the second quarter of fiscal year 1999. Sales and marketing expenses decreased in absolute terms for the quarter ended December 31, 1998 due primarily to reduced expenses for advertising from seasonal softness in our market.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sale of private equity securities. As of June 30, 1999, we have raised an aggregate of $24.7 million, net of offering expenses, through the sale of preferred and common stock. As of June 30, 1999, we had cash and cash equivalents of $8.0 million.

Net cash used in our operating activities was $5.3 million for the nine months ended June 30, 1999, $3.8 million for fiscal year 1998, $3.1 million for fiscal year 1997, and $1.8 million for fiscal year 1996. Net cash used in operating activities primarily reflected the impact of the net loss for each of the periods.

Net cash provided by investing activities was $452,000 for the nine months ended June 30, 1999, which was primarily a result of redemption of short-term investments. Our purchases of short-term investments and property and equipment exceeded the proceeds from the sale of short-term investments by $388,000 in fiscal year 1998 and by $1.0 million in fiscal year 1997. Our proceeds from the sale of short-term investments and our purchases of property and equipment exceeded our purchases of short-term investments by $641,000 in fiscal year 1996. The relative decrease in cash used for investing activities in the fiscal year 1998 compared to the prior year was primarily due to decreases in the net cash being invested in the year. The relative increase in cash used for investing activities for fiscal year 1997 compared to the prior period was primarily due to an increase in purchases of $207,000 for engineering capital equipment and a decrease in redemption of short-term investments of $2.0 million between the periods.

Net cash provided by financing activities was $5.8 million for the nine months ended June 30, 1999. Cash provided by financing activities was $9.2 million for fiscal year 1998, $3.3 million in fiscal year 1997 and $3.2 million in fiscal 1996. The increase in cash provided by investing activities for fiscal year 1998 as compared to fiscal year 1997 was primarily due to $1.4 million in net proceeds from our issuance of series C preferred stock and $7.8 million in net proceeds from our issuance of series D preferred stock. Cash provided by financing activities for the nine months ended June 30, 1999 reflects the issuance of additional series D preferred stock.

We currently believe that the net proceeds from this offering, together with the existing cash and cash equivalents balances, will provide us with sufficient funds to finance our operations through at least the next twelve months. Our management intends to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities. Subsequently, we may need to raise additional funds, and additional financing may not be available on favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products, or obtain the right to use complementary technologies. If we cannot raise funds, if needed, on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements, which could seriously harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, the net tangible book value per share may decrease, the percentage ownership of then current stockholders may be diluted, and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

Year 2000 Compliance

The information in this section is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998.

Impact of the year 2000 problem. The year 2000 problem refers to the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date represented as "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions to operations, including among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

To date, we have not experienced any year 2000 issues with any of our internal systems or our products, and we do not expect to experience any of them.

Assessment. The year 2000 problem affects the computers, software and other equipment that we use, operate or maintain for our operations. Accordingly, we have organized a program team responsible for monitoring the assessment and remediation status of our year 2000 issues and reporting to our management. This project team is currently assessing the potential effect and costs of remediating year 2000 issues for our internal systems. To date, we have not obtained independent verification or validation to assure the reliability of our risk and cost estimates because we do not feel that the scope of our program warrants this time and expense.

Internal infrastructure. We believe that we have identified most of the major computers, software applications and related equipment used in connection with our internal operations that need to be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have begun modifying, upgrading and replacing major systems that we believe have year 2000 issues.

Systems other than information technology systems. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, security systems and other common devices may have year 2000 issues. We are currently assessing the potential effect on and the costs of remediating these issues, if any, for our office equipment and our facilities in Fremont, California and Shanghai, China.

Products. Since June 1998, we have designed our products to be year 2000 compliant and believe that using these products as documented should not cause any year 2000-related issues. We have tested and intend to continue to test all of our products introduced since September 1998 for year 2000 issues. While we believe these products are year 2000 compliant, it is impractical for us to test these products in every telecommunications systems environment or with all available combinations of our products with components supplied by our customers or other third-party suppliers. As a result, there may be situations where the combination of these products working with components supplied by other third parties could result in year 2000 issues.

Two versions of our AltiWare CE software product introduced before September 1998 were not designed specifically to be year 2000 compliant. These versions are currently being used on a small number of end user systems. As a result, we have decided not to test these versions for year 2000 compliance. Instead, we have notified all of our customers and advised them to upgrade any systems that are using these older versions. We have and will continue to offer users who request it a free software upgrade to a later version of AltiWare CE that is year 2000 compliant. However, users who do not upgrade may experience year 2000 issues and may make potentially damaging claims against us. See "Risk Factors-- We face year 2000 risks that, if realized, could disrupt our business operations, resulting in harm to our business, financial condition and results of operation."

Costs of remediation. We currently anticipate that our total cost of addressing our year 2000 issues will be $50,000, of which approximately $22,000 has been incurred through June 30, 1999 and expensed to date. We do not have a separate information technology or similar budget. The cost of addressing year 2000 issues will be reported as a general and administrative expense. We have not deferred any material information technology projects due to our year 2000 efforts.

Suppliers. We are contacting third-party suppliers of components and our key subcontractors used in the manufacturing of our products to identify and, to the extent possible, resolve issues relating to the year 2000 issue. While we expect that we will be able to resolve any significant year 2000 issue identified with these third parties, because we have limited to no control over the actions of these parties, there is no assurance that these third parties will remediate any or all of the year 2000 issues identified. Any failure of any of these third parties to timely resolve year 2000 issues with either their products sold to us or their internal systems could have a material adverse effect on our business, operating results and financial condition.

Most likely consequence of year 2000 issues. We expect to identify and resolve all year 2000 issues that could materially adversely affect our business operations. However, for the reasons discussed above, we believe that it is not possible to determine with complete certainty that all year 2000 issues affecting us have been identified or corrected. As a result, we believe that the following consequences are possible:

 . operational inconveniences and inefficiencies for us, our contract manufacturers and our customers that will divert our management's time and attention and our financial and human resources from ordinary business activities;

 . business disputes and claims for pricing adjustments or penalties by our customers due to year 2000 issues, which we believe will be resolved in the ordinary course of business; and

 . business disputes alleging that we failed to comply with the terms and conditions of contracts or industry standards of performance that result in litigation.

Contingency plans. We are currently developing contingency plans to be implemented if our efforts to identify and correct year 2000 issues affecting our internal systems are not effective. Depending on the systems affected, these plans could include:

 .  accelerated replacement of affected equipment or software;

 .  short- to medium-term use of backup equipment and software;

 .  increased work hours for our personnel; and

 . use of contract personnel to correct, on an accelerated schedule, any year 2000 issues that arise or to provide manual workarounds for information systems.

Our implementation of any of these contingency plans could have a material adverse effect on our business, operating results and financial conditions.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board or FASB issued Statement of Financial Accounting Standards or SFAS No. 130, "Reporting Comprehensive Income," ("SFAS No. 130") which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which we adopted in the first quarter of 1998, requires companies to report a new measurement of income. "Comprehensive Income (Loss)" is to include as other comprehensive income foreign currency translation gains and losses and other unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. We do not have any items of other comprehensive income and are, therefore, not required to report comprehensive income.

In June 1997, the Financial Accounting Standards Board also issued SFAS No.131 "Disclosures About Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 131, which we adopted beginning on October 1, 1997, establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. We are organized and operate as one operating segment. We operate primarily in one geographic area, the United States.

In June 1998, FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133 establishes accounting and reporting standards, requiring every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 must be applied to derivative instruments and to certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after September 30, 1997. In management's opinion, the impact of adopting SFAS No. 133 on the financial statements will not be material.

In April 1998, the AICPA issued SOP No. 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5"). SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were previously capitalized must be written off when SOP No. 98-5 is adopted. We adopted SOP NO. 98-5 in fiscal 1999. The adoption did not have a material impact on our financial position or results of operations.

Qualitative and Quantitative Disclosures About Market Risk

Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in cash equivalents and short-term instruments. Due to the short-term nature of our cash equivalents and investments, we have concluded that there is no material market risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    Business

AltiGen designs, manufactures and markets integrated, multifunction telecommunications systems that allow businesses to use data networks, such as the Internet, and the traditional telephone network interchangeably and seamlessly to carry voice and data communications. As the Internet accelerates the convergence of voice and data communications, an increasing percentage of voice communications is being carried over data networks, creating the need for a next generation communications system. We believe that businesses, particularly small- to medium-sized businesses, will begin to use integrated systems that receive, manipulate and transmit voice communications over the traditional telephone network, as well as over data networks such as the Internet. Our telecommunications systems provide new services to end users, giving businesses the choice of placing calls over data networks or traditional phone lines. Historically, manufacturers have not built this capability into traditional private telephone switching systems. To use these new services, businesses have had to add hardware and software to these traditional systems.

As businesses seek capabilities beyond those of traditional telephone systems to meet today's communications needs, they have begun to purchase integrated, multifunction telecommunications systems in place of traditional telephone systems. These new integrated computer and telephone systems, which are generally based on free and publicly available hardware and software standards, allow products from different companies to be used together to provide basic telephony services such as placing and receiving calls. Our telecommunications systems allow small- to medium-sized businesses to communicate over both the traditional telephone network and data networks such as the Internet, providing these businesses with a telecommunications solution for the Internet era.

Industry Background

 The Growth of the Internet

The Internet is experiencing tremendous growth and is emerging as a global medium for communications and commerce. Many factors are driving the growth of the Internet, including:

 . improvements in the design and construction of computer systems and networks;

 . the emergence of technologies which facilitate the buying and selling of goods and services on the Internet, which is referred to as online commerce; and

 . easier, faster and cheaper Internet access through a large and growing base of personal computers and other devices.

According to International Data Corporation, or IDC, the number of Internet users worldwide will grow from 69 million at the end of 1997 to 320 million by 2002. The increasing capabilities and use of the Internet and other networks such as corporate intranets are significantly influencing telecommunications today.

 Convergence of Voice and Data

Traditionally, businesses have supported two separate, incompatible networks to handle their communications needs. The first has been the traditional telephone network, which relies on a technology called "circuit- switching." A circuit-switched network establishes and maintains a dedicated (i.e. not shared) line between calling parties for the duration of a call. The second type of network on which businesses have traditionally relied is a data or "packet-switched" network, such as the Internet. In packet-switched networks, voice, video, images or data is divided into small packets of signals that are simultaneously routed over different paths to a final destination where they are recombined. Packet-switched networks are more efficient than the traditional telephone network because network paths are not dedicated to a single user, but instead are available to be shared by all users. In contrast to a circuit-switched network, network capacity is allocated only during transmission, and messages can be compressed and stored more efficiently. The Internet is accelerating the convergence of voice and data to a single integrated packet-based network that can support both voice and data using Internet Protocol.

A growing number of businesses have recognized data networks such as the Internet as a valuable and economical medium for internal and public communications. These businesses seek to reduce their telecommunications costs by moving their voice communications to packet-switched networks, such as corporate intranets and the Internet. Although packet-switched networks can offer more efficiency and value to businesses, the traditional telephone network remains the standard for voice communications today. As a result, businesses that wish to take advantage of packet-switched networks for voice communications must nevertheless be able to place and receive calls over the traditional telephone network with customers, suppliers and others who rely solely on the traditional telephone network for voice communications. Consequently, there is a need for one common switching system that can interface with both packet-switched networks and the traditional telephone network.

 Evolution Begins in Small- to Medium-Sized Businesses

Small- to medium-sized businesses of up to 150 employees are likely to be the first to use converged voice and data networks because, unlike large organizations, they may not be heavily invested in outdated systems that continue to be used because the costs of replacing them outweigh their shortcomings, and can more quickly take advantage of new technological trends. Most of these businesses today use a traditional private telephone network as the backbone of their connection to the voice network, and maintain a separate data network.

Today's traditional private telephone network remains an expensive, proprietary solution. These systems require skilled personnel to physically prepare the installation site and to install the equipment and can be difficult to install, upgrade and maintain. For example, adding voice mail to a traditional private telephone network system requires personnel to configure and connect a separate server to the system. Thus, after adding a number of features such as voice mail, a traditional private telephone network may resemble the figure below:


         [TRADITIONAL TELECOMMUNICATIONS SYSTEM GRAPHIC APPEARS HERE]

[This graphic illustrates that PBX systems are traditionally enhanced by establishing connections with separate specialized communication systems such as integrated voice response units, voice over IP gateways, voice mail systems, and other adjunct communication systems.]

Once installed, this type of system can be difficult to maintain because of the diversity of its hardware components, as well as the number and complexity of connections between those components. Administering this system thus may become prohibitively expensive for small- to medium-sized businesses with limited resources.

In recent years, a new generation of integrated, multifunction telecommunications systems has emerged to address the challenges and inadequacies associated with traditional private telephone systems. Frost &

Sullivan estimates that the market for integrated, multifunction telecommunications systems that rely on general-purpose computers, which it terms the "server-based PBX systems market" was $41.8 million in 1998 and will grow to $403.9 million in 2002, representing a compounded annual growth rate of 76.3%. Frost & Sullivan also estimates that the market for integrated, multifunction telecommunications systems that rely on data networks that use the same communications format as the Internet, which it refers to as "IP-based PBX systems" was $31.5 million in 1998 and will grow to $595.1 million in 2002, representing a compounded annual growth rate of 108.4%.

Most existing telecommunications systems do not address the needs of businesses that wish to transmit voice communications over both the traditional telephone network and data networks. For example, businesses may wish to route internal calls over their existing voice network and route calls between offices over data networks, such as the Internet, all using the same telecommunications system. We believe a significant opportunity exists to provide small- to medium-sized businesses with an integrated solution that delivers the benefits of integrated, multifunction telecommunications systems using the Internet as well as the traditional telephone network.

The AltiGen Solution

We design, manufacture and market next generation, integrated, multifunction telecommunications systems that use both data networks, such as the Internet, and the traditional telephone network to provide new services to end users that were unavailable with traditional private telephone systems. AltiServ, our Windows NT-based system, interfaces with the traditional telephone network and data networks, permitting our customers to take advantage of the converging communications infrastructure. Our systems integrate voice and data communications with fewer components than traditional systems and other multifunction telecommunications systems. An example of our system is illustrated below:

                    [GRAPHIC OF ALTIGEN'S ALTISERV SYSTEM]

[This graphic illustrates that AltiGen's server-based PBX system contains PBX, voice messaging, e-mail, and VoIP capabilities within a single server-software platform. The server-based PBX can connect with both the PSTN and IP networks.]

Key benefits of our solution include:

 . Ability to use both Data Networks, such as the Internet, and the Traditional Telephone Network. Our systems provide the benefits of the converging communications infrastructure by enabling businesses to route voice calls over the Internet and other data networks or the traditional telephone network. Our system design integrates seamlessly with both types of networks, providing flexibility for businesses to configure their telecommunications systems to suit their needs.

 . Lower Telecommunications Costs. By routing voice over data networks, including the Internet, our systems eliminate toll charges associated with long-distance calls. Using our products, businesses can send and receive voice communications over the Internet or existing data lines that constitute their intranets.

 . Innovative Features. Our systems provide integrated voice and data capability, allowing numerous features previously available only with a combination of multiple systems, typically from different vendors. AltiGen's AltiServ system has typical call handling and routing functions, as well as specialized functions such as Zoomerang, which enables users to retrieve a voice mail message, automatically place a call to respond and return to the voice mail system to continue reviewing messages.

 . Ease of Installation, Use and Maintenance. The configuration of the AltiServ system and its use of industry-standard hardware and software platforms allows for easy installation and system maintenance. AltiServ enables system administrators to manage the voice, voice messaging, e-mail and Internet features of our products through a single consistent user interface.

 . Reduced Administration Costs. Our user interface allows end users to administer their system internally. With traditional private telephone systems, businesses frequently require a third-party service provider to perform tasks as simple as changing a phone extension or adding a phone line. These expenses can be significant for installation, system upgrades and modifications. Using AltiServ, system administrators can perform many of these tasks and reduce additional expenditures.

Strategy

Our strategy is to capitalize on the need for a next generation telecommunications system, which results from the convergence of voice and data communications. Our objective is to extend our leadership position in the integrated, multifunction telecommunications systems market and expand our current position in the market for telecommunications systems that facilitate carrying voice communications over the Internet.

Key elements of our business strategy are as follows:

 . Increase our brand name recognition. We intend to increase awareness of our brand name among our end users, dealers, distributors and original equipment manufacturers, through radio, print and Web advertisements, direct mail and other activities. We believe these efforts will generate more sales leads for our dealers by increasing end user awareness of our products.

 . Expand our distribution channels. We sell our products through a network of more than 400 dealers and distributors. We intend to expand this network and to focus our sales efforts on larger dealers and distributors with the goal of leveraging their ability to provide more complete services to end users. We also intend to expand sales with existing and new original equipment manufacturers.

 . Establish relationships with technology and strategic partners. We have established strategic alliances with companies such as Hewlett-Packard and Compaq under which they market our products through their channels and to their customers. We intend to pursue additional alliances with various telecommunications and computer industry leaders. We believe these alliances facilitate and accelerate the acceptance of our technology, as well as enhance the marketing and distribution of our products.

 . Target key markets worldwide. We intend to expand our presence globally by establishing additional relationships with distributors and dealers in our target markets to expand our sales presence. Currently, Nitsuko, one of our key Japanese distributors, is localizing our products for its market.

 . Enhance leadership in server-based telecommunications technologies. We believe that we are a technology leader in the market for integrated, multifunction telecommunications systems that rely on general-purpose computers. We intend to maintain this position by leveraging our technology expertise in the areas of switching and communications applications that integrate voice and data networks. We intend to leverage our engineering expertise and our core technologies to enhance the capabilities of our existing products and to develop new products to meet the evolving needs of our market.

Products and Core Technologies

We design and develop hardware (circuit boards) and software for integration by our distributors and dealers into general purpose computer platforms for use by small- to medium-sized business. AltiGen's AltiServ system is a complete communications system capable of coordinating different types of communications, including e-mail and voice mail. The AltiServ system answers incoming phone calls, transfers calls to individual extensions or to groups of company representatives and tracks the call activity for future performance improvements. An auto attendant feature allows incoming callers the opportunity to select choices in the kind of service they need or to answer calls when no attendants are available. Our software is designed for easy installation and maintenance.

The AltiServ system functions over packet-switched networks including corporate intranets and the Internet. AltiServ supports combining multiple forms of communication such as voice mail and data files into a single e-mail message. The AltiServ system forwards e-mail and voice mail messages over data networks to other mail service systems. The AltiServ system also provides remote employees access to their voice mail messages over the Internet.

The AltiServ system allows a business to connect multiple branch offices using AltiServ systems such that calls between these locations can be carried over low-cost data network connections as opposed to the traditional telephone network.

The main features of our products are as follows:

          Product                              Description
          -------                              -----------
   Software
   AltiWare IP..........  Enables people to place and receive telephone calls over data networks supporting the same communication
                          format as the Internet.
   AltiView.............  A personal computer program that allows users to, for example, receive and place calls, listen to voice
                          mail messages and identify the phone number of the
                          caller.
   AltiWare OE..........  A graphical user interface program that provides telephone services to users through their computers.
   AltiWare CE..........  Provides the same services as AltiWare OE but does not support some desktop program messaging
                          capabilities offered by AltiWare OE.
   Hardware
   Triton IP............  A circuit board that allows calls to be carried over public and private data networks that support the
                          Internet Protocol.
   Triton T1............  A circuit board that allows calls to be carried over telephone lines.
   Quantum..............  A circuit board that allows calls to be carried over traditional analog telephone lines.
   ISDN BRI.............  A circuit board that allows calls to be carried over specialized digital telephone lines supporting the
                          Japanese telephone system.

 Software

AltiWare IP. AltiWare IP is a software program that allows users to place and receive telephone calls from two or more locations connected by a network that supports the same communication format as the Internet. For example, a business may use AltiWare IP to connect branch offices so that long-distance calls between these offices are made over the Internet, rather than over a traditional telephone line, allowing the business to save long-distance toll charges. AltiWare IP is designed so that making these calls is similar to making calls over the traditional telephone network. Our product also allows businesses to add more users, change the extensions of telephones on the system and take care of other administrative matters that affect one or more locations from a single location, potentially reducing administrative costs. Users may also add more features to their system by adding AltiWare OE software.

AltiView. AltiView is a software program that shares information with other parts of the AltiServ system and allows users to see the phone number of the person calling them, to transfer the caller and to terminate the phone call by clicking buttons on their computer screens. AltiView can also display other information on a user's computer screen, such as a list of voice messages left for the user, and allows the user to listen to the messages on his or her personal computer. AltiView also supports special software messages that allow it to work with Microsoft's Outlook product.

AltiWare OE. AltiWare Open Edition (OE) is a software program that enables computers to provide the same services as traditional private telephone systems, including controlling how and where telephone calls are connected to users. AltiWare measures the time, type, duration and other data about each call and records this information for later use. AltiWare OE allows users to manage phone communications, to record and manage voice messages left by callers reaching a busy phone and to receive e-mail communications. Unlike traditional private telephone systems, AltiWare OE also supports sharing caller information and exchanging voice messages and e-mail messages with multimedia content.

AltiWare CE. AltiWare Classic Edition (CE) provides small- to medium-sized businesses with all of the call features of AltiWare OE except the information sharing and multimedia features.

 Hardware

Triton IP. Triton IP is a circuit board that is based on H.323, an industry standard format for transmitting voice and other kinds of communications over data networks that use the same communications format as the Internet. The Triton IP board translates telephone calls into electrical signals in H.323 format that can be sent over a data network and decoded by telephone systems that support the H.323 standard, such as the AltiServ system. Each AltiServ system can accept up to six Triton IP circuit boards, each of which can support up to four calls simultaneously.

Triton T1. Triton T1 is a circuit board that enables the AltiServ system to send and receive telephone calls over high-speed, digital lines commonly known as T1 lines that some businesses use to connect to the traditional telephone network. Each Triton T1 board can carry up to 24 telephone calls at one time. The boards are designed to allow the AltiServ system to simultaneously provide all users with voice mail services such as recording and playing voice mail messages.

Quantum. Quantum is a circuit board that enables telephone calls to be carried over analog telephone lines, which are the most common connection to the traditional telephone network. The Quantum board can support up to 12 simultaneous telephone calls, up to six of which can simultaneously make use of the AltiServ system's voice mail or auto attendant services. The Quantum board can receive caller identification information from the public telephone carriers, and can pass on this information to AltiView or directly to telephones that are equipped to display the information. Finally, Quantum can indicate to AltiWare system phone users that they have voice messages.

ISDN BRI. The ISDN BRI board enables voice conversations to be carried over digital communications networks supporting a special information format which defines the connection as supporting a carrier service called Integrated Services Digital Network, or ISDN. The AltiServ system supports up to four ISDN BRI boards for a total of eight ISDN communication channels. This board complies with the Japanese INS64 standard for ISDN BRI and has received approval from the Japan Approvals Institute for Telecommunications Equipment. When used with our Triton Resource Board, the ISDN BRI board supports voice messaging and voice conferencing.

 Hardware and Firmware

AltiGen developed a single base circuit board with powerful digital signal processing technology. Digital signal processing is a computer built on to the circuit board which can run special, high-speed software programs, called firmware. The firmware can receive, send and modify digital information for communications with network services. AltiGen's basic Triton DSP board can be used to create different circuit boards to meet many communication requirements by simply adding a few hardware and/or software components to the basic board. For example, AltiGen's Triton DSP series circuit board becomes a T1 or ISDN communication circuit board or a circuit board supporting the same communication format as the Internet with simple changes in on-board software and, in some cases, new chips.

This modular design not only allows AltiGen to provide new capabilities, but also allows AltiGen's products to achieve a high degree of reliability since the underlying technology is the same and hence receives our full attention to any material and processing improvements that can or need to be made.

 Software

AltiGen's software products are based on modular software components similar to the concept discussed for our hardware and firmware above. The service provider layer of software is composed of separate software components, each of which communicates with a hardware circuit board within the AltiServ system. The middleware layer interacts with all the service providers in the system and manages their resources. This layer hides the complexity of the hardware from application programs wanting to provide specific features. The application program layer consists of components that implement the application logic such as voice mail and auto attendant. These applications do not need to know about the hardware or how to communicate with the hardware.

The layered architecture of AltiServ provides important benefits:

 . Shorter time is required to develop new features;

 . Development times are more predictable, thus saving money;

 . New hardware and software features can be added easily and rapidly; and

 . Changing one component in the system does not mean that other components have to be changed.

Marketing, Sales and Customer Support

 Marketing

Our marketing efforts currently focus on increasing demand for our products in North America, Japan, Europe and Latin America. We work to increase market awareness of our technology and demand for our products in the small- to medium-sized business market through cooperative marketing, print, radio and Web advertising and direct mail campaigns. We have a customer referral program through which our AltiServ customers can refer potential buyers to us through our Web site.

To assist our distributors, dealers, original equipment manufacturers and strategic partners, we provide market development funds and technical and sales training developed specifically for our products. In return, these companies must provide us with point-of-sale reports that allow us to develop a profile of end users of our systems and evaluate the effectiveness of our marketing efforts.

We have recently formed marketing alliances with Hewlett-Packard and Compaq. Specifically, we have signed a memorandum of understanding with the Covision Internet Solutions Program of Hewlett-Packard, under which this group will market our products through its Internet channels. We have signed a Compaq Solutions Alliance Agreement, under which Compaq will market and bundle our products to its channel members and to customers. To date we have not recognized significant revenues as a result of these alliances.

 Sales

We currently have sales and support staff in: New York, New York; Chicago, Illinois; Atlanta, Georgia; Dallas, Texas; and Fremont, California. Our network of distributors and over 400 dealers sell our systems to end users. Our sales force answers incoming calls from end users and refers new leads to a qualified dealer near each end user's location.

 Customers

Our customers are distributors and dealers who sell and resell our products to end users. We have distribution agreements with Ingram Micro and Tech Data Corporation in the United States and Kanematsu Semiconductor Corporation and Nitsuko Corporation abroad. Sales through Ingram Micro and Tech Data accounted for approximately 3% and 24%, respectively, of our revenues in fiscal year 1998, and approximately 20% and 25%, respectively, of our revenues in the nine months ended June 30, 1999. We also have over 400 authorized dealers, who sell our products directly to end users. We continually seek to identify and authorize new dealers. We review our dealers quarterly and de-authorize those who do not meet our standards.

 Customer Support

We believe that consistent, high-quality service and support are key factors in attracting and retaining customers. Our customer support group, located in Fremont, California, coordinates service and technical support of our products and provides service 24 hours a day, seven days a week. This group assists our distributors and dealers in resolving installation and support issues that arise from their sales to end users and also provides limited support to end users to supplement their dealer support. Customers can also access technical information and receive technical support through our Web site.

Research and Development

The market for our products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. We believe that our future success depends in large part upon our ability to continue to enhance the functionality and uses of our core technology. We intend to extend the functionality and uses of our hardware and software technology by continuing to invest in research and development.

We currently conduct the majority of our product development in-house. We also use a small number of independent contractors to assist with certain product development and testing activities. We intend to continue working with our strategic partners to enhance our products. As of June 30, 1999, we employed 30 individuals in engineering, research and development and support.

Competition

The markets for our products are intensely competitive, continually evolving and subject to changing technologies. We currently compete with companies providing traditional telephone systems, principally Lucent Technologies and Nortel Networks. We also compete against companies providing multifunction telecommunications systems, including Picazo Communications, Inc. and Artisoft, Inc. We face potential competition from companies such as Shoreline Teleworks, Inc., NBX Corporation, acquired by 3Com Corporation, Selsius Systems, acquired by Cisco Systems, Inc., as well as any number of future competitors. Many of our competitors are substantially larger than we are and have significantly greater name recognition, financial, sales and marketing, technical, customer support, manufacturing and other resources. These competitors may also have more established distribution channels and stronger relationships with local, long distance and Internet service providers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products. These competitors may enter our existing or future markets with solutions that may be less expensive, that may provide higher performance or additional features or that may be introduced earlier than our solutions.

We believe the principal competitive factors in our market include, or are likely to include:

 . product performance and features such as the ability to integrate voice and data;

 .  reliability;

 .  ease of use;

 .  size of customer base;

 .  quality of service and technical support;

 .  sales and distribution capabilities; and

 .  strength of brand name.

We believe that our principal competitive advantages include:

 .  established brand-name recognition;

 .  a well-developed and trained channel; and

 .  a considerable lead in product development and marketing.

We cannot be certain that we will be able to compete successfully with existing or new competitors. If we fail to compete successfully against current or future competitors, our business could suffer.

Intellectual Property

We generally rely upon patent, copyright, trademark and trade secret laws to protect and maintain our proprietary rights for our technology and products. AltiGen is a registered trademark, and Zoomerang is a trademark pending registration of AltiGen in the United States and other jurisdictions. In addition, the AltiGen logo is a trademark of AltiGen in the United States and other jurisdictions.

We have filed several U.S. patent applications relating to various aspects of our client and server software, mixed-media communications and computer telephony. We expect to file patent applications as we deem appropriate to protect our technology and products. We cannot be sure that our patent applications will result in the issuance of patents, or that any issued patents will provide commercially significant protection to our technology.

To help protect our intellectual property rights, our employees, consultants and strategic partners enter into confidentiality agreements that prohibit disclosure of our proprietary information. We also currently require employees and consultants to assign to us their ideas, developments, discoveries and inventions.

We attempt to avoid infringing known proprietary rights of third parties in our product and service development efforts. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we might not be able to obtain licenses to continue offering these products without substantial reengineering. Efforts to undertake this reengineering might not be successful, licenses might be unavailable on commercially reasonable terms, if at all, and litigation might not be avoided or settled without substantial expense and damage awards.

Legal Proceedings

Generally, litigation, which could be costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights, or to enforce any patent issued to us, in either case, in judicial or administrative proceedings. For example, we are currently engaged in litigation with NetPhone, Inc. In June 1999, we received a letter from NetPhone alleging that we infringe a patent owned by NetPhone. On June 30, 1999, we filed a request for a declaration from the United States District Court for the Northern District of California that AltiGen does not infringe any valid claim of NetPhone's patent. NetPhone answered AltiGen's complaint on July 13, 1999 and asserted a counterclaim against AltiGen alleging that AltiGen infringes the NetPhone patent and seeking to preliminarily and permanently enjoin AltiGen from making, importing, using, offering to sell or selling a device under the name Quantum. On August 11, 1999, NetPhone filed a motion for preliminary injunction. On September 7, 1999, we filed our Opposition to NetPhone's motion, and countered with a Cross-Motion for Partial Summary Judgment. NetPhone's Motion and our Cross-Motion have not yet been decided. Based upon advice of our patent prosecution counsel, we believe that the claims of NetPhone's patent are invalid or not infringed by our Quantum board product. Accordingly, we intend to continue to litigate the lawsuit and to contest NetPhone's Motion vigorously, and we do not believe that the ultimate outcome of this matter will have a material impact on our business. However, litigation is subject to inherent uncertainties and, therefore, we cannot assure you that we will prevail in this litigation, or that an adverse outcome would not adversely affect our business or financial condition.

An adverse outcome in the NetPhone litigation or any other litigation could subject us to significant liabilities to third parties, require us to obtain licenses from third parties, or require us to cease product sales and possibly alter the design of our products. Not all licenses to third-party patents or proprietary rights may be available on acceptable terms. In addition, the laws of certain countries may not protect our intellectual property.

Manufacturing and Assembly

Our manufacturing operations consist of purchasing, receiving, inspecting, testing, packaging and shipping. We depend on three suppliers that provide us with about 75% of our hardware product components. We put these components into kits and send them to a sub-contractor or external manufacturing facility for assembly. The final hardware assembly, software installation and testing of our products is performed in-house at our 11,000 square-foot manufacturing floor, located at our corporate headquarters in Fremont, California. Our manufacturing and assembly processes enable us to configure our products to adapt to different customer specifications at the final assembly stage. This flexibility is designed to reduce both our assembly cycle time and our need to maintain a large inventory of finished goods. We believe that the efficiency of our assembly process to date is largely due to our product architecture and our commitment to assembly process design.

We test our products both during and after the assembly process using internally developed product assurance testing procedures, which include initial visual inspection and functional testing and final systems testing. Although we generally use standard components for our products and try to maintain alternative sources of supply, we purchase some key components from sole-source suppliers for which alternative sources are not currently available. We incorporate the following sole-sourced components in our products:

 . A Mitel Corporation chip is included in all of our boards and is particularly important because it is the means by which our boards communicate with each other to enable our products to function correctly.

 . Texas Instruments Incorporated's digital signal processor, or DSP, chip for our Triton family of boards. The DSP chip is designed to perform the mathematics, data compression and other tasks that are needed to manipulate voice communications that are routed through our products. The DSP chip is also used in our Integrated Services Digital Network Basic Rate Interface board. This board enables our products to work with communications networks that are used in Japan. We expect that sales of these boards will represent an increasing percentage of our revenues in the future.

 . PMC-Sierra, Inc.'s T1 chip for our Triton T1 board allows our board to work with digital communications lines. We expect that sales of our Triton T1 board will represent an increasing percentage of our revenues in the future.

Employees

As of June 30, 1999, we employed 73 people, including 30 in engineering, research and development and support and 34 in sales, marketing and administration. We also employed nine people in manufacturing. None of our employees is subject to a collective bargaining agreement, and we consider our relations with our employees to be good.

Competition for technical personnel in our industry is intense. We believe that we have been successful in recruiting qualified employees, but there is no assurance that we will continue to be as successful in the future. We believe that our future success depends in part on our continued ability to hire, assimilate and retain qualified personnel.

Facilities

Our headquarters for corporate administration, research and development and sales and marketing occupies approximately 35,000 square feet of space in Fremont, California, which we lease at an annual rental of approximately $325,000. We also conduct research and development in a 2,919 square foot facility in Shanghai, China, which we lease at an annual rate of approximately $30,000. We believe that our existing facilities are adequate for our needs through at least the end of 1999. We believe that any additional space we may need in the future will be available on commercially reasonable terms.

                                   Management

Executive Officers and Directors

Our executive officers and directors, and their ages as of June 30, 1999, are as follows:

Name                           Age                   Position
----                           ---                   --------
Gilbert Hu(2).................  42 President, Chief Executive Officer, Director
Philip M. McDermott...........  53 Chief Financial Officer
Simon Chouldjian..............  46 Vice President of Manufacturing
Tricia Chu....................  45 Vice President of Finance and Administration
En-Kuang Lung.................  32 Vice President of Research and Development
Carl M. Marszewski............  56 Vice President of Business Development
Michele Shannon...............  37 Vice President of Sales
Anthony Spielman..............  51 Vice President of Marketing
Tsyr-Yi (Shirley) Sun.........  39 Director of IP Telephony
Richard Black(1)..............  65 Director
Wen-Huang (Simon) Chang(1)....  47 Director
Thomas Shao(1)................  64 Director
Masaharu Shinya(2)............  55 Director
Kenneth Tai(2)................  49 Director

-------------------
(1) Member of the Audit
    Committee.

(2) Member of the Compensation
    Committee.

Gilbert Hu founded AltiGen and has served as our President and Chief Executive Officer and a Director since May 1994. Before founding AltiGen, Mr. Hu was a founder, President and Chief Executive Officer of Centrum Communications, Inc., a networking company acquired by 3Com Corporation in early 1994. Mr. Hu has also served in technical and managerial roles at Vitalink Communication Corporation, an internetworking equipment manufacturer. He received a Bachelor of Science degree in Electrical Engineering from National Chiao-Tung University in Taiwan and a Masters of Science degree in Electrical Engineering from Arizona State University. Mr. Hu is a brother-in-law of director Wen-Huang (Simon) Chang.

Philip M. McDermott has served as our Chief Financial Officer since June 1999. From October 1995 until May 1999, Mr. McDermott served as Director of Finance Americas Sales for 3Com Corporation, a networking equipment company. From October 1994 to October 1995, Mr. McDermott served as Vice President of Finance, Operations and Administration for DAVID Systems, a division of Chipcom Corporation, a public networking company. Chipcom was subsequently acquired by 3Com Corp. Mr. McDermott received Certified Management Accountant accreditation from The Society of Management Accounting in Montreal, Canada.

Simon Chouldjian has served as our Vice President of Manufacturing since June 1997. From July 1984 to June 1997, Mr. Chouldjian was the founder and Vice President of Engineering of Luxcom, Inc., a manufacturer of communication hub equipment. Mr. Chouldjian has held supervisory and project leader positions in engineering at the Hewlett-Packard Company and TRW, Inc. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Berkeley and a Masters of Science degree in Electrical Engineering from Stanford University.

Tricia Chu has served as our Vice President of Finance and Administration since June 1999. From March 1999 to June 1999, Ms. Chu served as our Senior Director of Finance and Administration. From February

1994 to March 1999, Ms. Chu worked for 3Com Corporation, first as Controller of 3Com's Remote Access Division, then as Controller of Americas Sales. Ms. Chu has also held finance and accounting positions with Centrum Communications, Inc., a networking company acquired by 3Com Corporation in early 1994, Integrated Silicon Solutions, Inc., a designer and manufacturer of memory devices, and Rugged Digital Systems Inc., a producer of computer systems. Ms. Chu received a Bachelor of Science degree in Finance and International Trade from Tankung University in Taiwan and a Masters in Business Administration from Central State University in Oklahoma.

En-Kuang Lung has served as our Vice President of Research and Development since May 1998. Mr. Lung joined our engineering group in September 1995 as Director of Application Engineering and, in February 1997, was named as our Director of Platform Engineering. From January 1990 to September 1995, Mr. Lung worked first as Senior Software Engineer/Project Lead, then as Manager of Product Development for Centigram Communications Corp., a manufacturer of voice messaging systems. Prior to working at Centigram, Mr. Lung spent over two years at Bell Northern Research/Nortel, where he worked on the development of Nortel's Meridian digital telephone sets. Mr. Lung received a Bachelor of Science degree in Electrical Engineering and Computer Science from The Johns Hopkins University. Mr. Lung has informed us that he intends to leave AltiGen in late October 1999 to pursue an employment opportunity in an unrelated field.

Carl M. Marszewski has served as our Vice President of Business Development since November 1998. From August 1997 to November 1998, Mr. Marszewski worked as an independent sales and marketing consultant who specialized in distribution channel development for small companies. From January 1994 to July 1997, Mr. Marszewski served as a Vice President of Worldwide Sales of Repeater Technology, Inc., a wireless telecommunications company. Mr. Marszewski has held managerial positions with Compression Labs, Inc., a videoconferencing equipment manufacturer, and Nortel, a telecommunications equipment company. Mr. Marszewski received a Bachelor of Arts degree in Psychology from Seton Hall University.

Michele Shannon has served as our Vice President of Sales since October 1996. From March 1995 to October 1996, Ms. Shannon was Director of Worldwide Channel Sales and Marketing at NetManage, Inc., an international supplier of standards-based intranet software. Ms. Shannon served from December 1991 to February 1995 as Director of Field Marketing at Novell, Inc., a networking applications company. Ms. Shannon has also held sales and marketing positions with Businessland Inc., a retailer of advanced office equipment and computer systems. Ms. Shannon received a Bachelor of Arts degree in music from Arizona State University.

Anthony Spielman has served as our Vice President of Marketing since May 1999. From September 1997 until December 1998, Mr. Spielman was Senior Director of U.S. Sales and Business Development for Teltrend Ltd., a European and U.S.- based networking company. From May 1994 to October 1997, Mr. Spielman served as Vice President of Marketing and Asian Sales for SBE, Inc., a data communications company. Mr. Spielman has also held marketing positions at Asante Technologies, Inc., a manufacturer of networking products, 3Com Corporation, Network Systems Corporation, a manufacturer of secure networking and provider of intranet solutions, and the Hewlett-Packard Company.

Tsyr-Yi (Shirley) Sun has served as our Director of IP Telephony since April 1998. From February 1994 to March 1998, Ms. Sun worked for 3Com Corporation as an Engineering Manager. From August 1991 to February 1994, Ms. Sun was a founder and an Engineering Manager with Centrum Communications, Inc., a networking company acquired by 3Com Corporation in early 1994. Ms. Sun received a Bachelor of Science degree in Mechanical Engineering from National Central University in Taiwan and a Master of Science degree in computer science from Utah State University. We have appointed Ms. Sun to replace En-Kuang Lung as our Vice President of Research and Development effective upon Mr. Lung's resignation.

Richard Black has served as a Director of AltiGen since May 1999. Since December 1987, he has served as a director of Oak Technology, Inc., a supplier of semiconductor products to the personal computer and consumer electronics markets. He also served as President of Oak from January 1998 to March 1999 and has been Vice-Chairman of Oak since March 1999. Currently, Mr. Black also sits on the boards of directors of investment advisors and investment banking companies Gabelli Funds, Inc. and Gabelli Asset Management, Inc. Mr. Black also sits on the boards of GSI Lumonics Inc., a manufacturer of laser scanning systems and components, and Morgan Group, Inc., a public transportation services company. From April 1987 until December 1998, he was a general partner of KBA Partners, L.P., a venture capital firm. He has also served in managerial positions with Vulcan Material Company, a producer of construction materials. Mr. Black received a Bachelor of Science degree in Engineering from Texas A&M University, a Masters in Business Administration from Harvard University and an honorary Ph.D. from Beloit College.


Wen-Huang (Simon) Chang has served as a Director of AltiGen since June 1994. From July 1991 to January 1995, he was Chairman of Centrum Technology Corporation, a networking company. From August 1991 to early 1994, he served as a director of Centrum Communications, Inc., a networking company acquired by 3Com Corporation in early 1994. Mr. Chang received a Bachelor of Science Degree in Forest Industry from the National Taiwan University in Taiwan. Mr. Chang is a brother-in-law of Gilbert Hu, our President and Chief Executive Officer and a Director.

Thomas Shao has served as a Director of AltiGen since April 1996. Since September 1997, Dr. Shao has served as Managing Director of Technology Associates Management Co., Ltd., a venture fund manager consisting of five employees. From September 1995 to September 1997, Dr. Shao was a senior consultant for Technology Associates Corporation of Taiwan, a venture capital firm. From September 1985 to September 1995, he served as Senior Vice President of DynaTech Development Corporation, a management consulting and investment firm. Prior to 1985, Mr. Shao held positions with AT&T/Bell Labs and IBM. In addition to AltiGen, Dr. Shao is a member of the board of directors of AboveNet Communications Inc., a colocation company. Dr. Shao received a Bachelor of Science degree in Mechanical Engineering from the National Taiwan University in Taiwan, a Masters of Science in Aeronautical Engineering from the University of Illinois and a Ph.D. in Applied Mathematics and Computer Science from the University of Illinois.

Masaharu Shinya has served as a Director of AltiGen since April 1999. From July 1990 to March 1999, he served as President of Kanematsu Semiconductor Corporation, Mr. Shinya continues to serve as an advisor to Kanematsu Semiconductor Corporation. Mr. Shinya was on the board of directors for Quality Semiconductor, Inc., a semiconductor manufacturer, until its acquisition by Integrated Device Technology, Inc. Mr. Shinya received a Bachelors degree in Economics from Waseda University in Japan.

Kenneth Tai has served as a Director of AltiGen since April 1998. Since March 1996, Mr. Tai has been the Chairman of InveStar Capital (Taiwan), Inc., a venture capital firm. Since April 1998, Mr. Tai also has served as the chairman of DigiTimes Publication, Inc., a daily electronic newspaper reporting on technology issues in Taiwan. From March 1993 to December 1995, Mr. Tai served as the Vice-Chairman of UMAX USA, which makes computer peripherals. Mr. Tai was one of the co-founders of the Acer Group, and held various positions with the Acer Group, including Vice President of Worldwide Sales and Marketing, and President of the Acer Group USA from 1990 to March 1993. Mr. Tai received a Bachelor of Science degree in Electrical Engineering from the National Chiao Tung University in Taiwan and a Masters in Business Administration from Tamkang University in Taiwan.

Classified Board and Tenure of Officers

Our by-laws provide that, following the closing of this offering, our Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. As a result, a portion of our Board of Directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the Board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms. Thomas Shao and Kenneth Tai have been designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Richard Black and Wen-Huang (Simon) Chang have been designated Class II directors whose term expires at the 2001 annual meeting of stockholders. Masaharu Shinya and Gilbert Hu have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders.

Each executive officer is appointed by the Board of Directors and serves until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Board Committees

Our Board of Directors currently has two committees: an Audit Committee and a Compensation Committee.

The Audit Committee makes recommendations to our Board of Directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for our financial statements.

The Compensation Committee reviews and makes recommendations to our Board of Directors regarding the compensation of officers and other managerial employees.

Compensation Committee Interlocks and Insider Participation

Mr. Hu, our President and Chief Executive Officer, also is a member of the Compensation Committee of our Board of Directors. None of our executive officers serves as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Director Compensation and Other Arrangements

Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable and necessary expenses associated with attendance of meetings of the Board of Directors and its committees. Additionally, in April 1998, our non-employee directors each received options to purchase 5,989 shares of our common stock at $0.83 per share under our 1994 Stock Option Plan. At that time, our non-employee directors were Messrs. Chang, Lin, Shao and Tai. In June 1999 our directors Messrs. Black and Shinya each were granted options to purchase 5,989 shares of our common stock at $11.69 per share under our 1999 Stock Option Plan.

Executive Compensation

The following table sets forth the compensation earned for services rendered to AltiGen in all capacities for fiscal year 1998 by our Chief Executive Officer and our other most highly compensated executive officers whose salary and bonus during the last completed fiscal year exceeded $100,000. These individuals are referred to as the "Named Executive Officers" here and elsewhere in this prospectus.

                           Summary Compensation Table

                                                                    Long Term
                                                                   Compensation
                                              Annual Compensation     Awards
                                              -------------------- ------------
                                                        Bonus and   Securities
                                              Salary   Commissions  Underlying
   Name and Principal Position                ($)          ($)     Options (#)
   ---------------------------                ------   ----------- ------------
   Gilbert Hu................................ $120,000   $30,218     299,463
    President and Chief Executive Officer

   Simon Chouldjian..........................  110,004       --       47,914
    Vice President of Manufacturing

   Michele Shannon...........................  120,000    33,616       1,431
    Vice President of Sales

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to stock options granted to the Named Executive Officers in fiscal year 1998. The figures representing percentages of total options granted to employees in the fiscal year 1998 are based on an aggregate of 856,706 options granted by us during the fiscal year ended September 30, 1998 to our employees and consultants, including the Named Executive Officers.

Also shown below is the potential realizable value over the term of the option. In accordance with the rules of the Securities and Exchange Commission, we have based our calculation of the potential realizable value on the term of the option at its time of grant, and we have assumed that:

 . the value of our stock at the assumed initial public offering price appreciates at the indicated annual rate compounded annually for the entire term of the option; and

 . the option is exercised and sold on the last day of its term for the appreciated stock price.

These amounts are based on 5% and 10% assumed rates of appreciation and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon the exercise of the option or for sale of underlying shares of common stock. Unless otherwise indicated, the options in this table were granted under the 1994 Stock Option Plan, have 10-year terms, and vest over a period of four years. Twenty-five percent of the shares subject to each option will vest on the first anniversary of the vesting start date, and 1/48th of the shares subject to each option will vest each month thereafter. All of the options have exercise prices equal to the fair market value of our common stock on the date of grant.

           Option Grants During Fiscal Year Ended September 30, 1998

                                                                               Potential
                                                                              Realizable
                                                                               Value at
                                                                                Assumed
                                                                             Annual Rates
                                        Percent of                             of Stock
                                          Total                                  Price
                             Number of   Options                             Appreciation
                            Securities  Granted to                            for Option
                            Underlying  Employees  Exercise Price              Term ($)
                              Options   In Fiscal    Per Share    Expiration ------------
   Name                     Granted (#) Year 1998    ($/share)     Date(1)     5%    10%
   ----                     ----------- ---------- -------------- ---------- ------ ------
   Gilbert Hu(2)...........   299,463      35.0%       $0.14       10/30/07  $      $

   Simon Chouldjian(3).....    47,914       5.6         0.14       10/30/07

   Michele Shannon.........     1,431       0.2         0.14       10/30/07

-------------------
(1) The options may terminate before their expiration dates if the optionee's status as an employee or consultant is terminated.

(2) The vesting start date for the options granted to Mr. Hu is July 1, 1994.

(3) The vesting start date for the options granted to Mr. Chouldjian is June 9, 1997.

Aggregate Option Exercises in Last Fiscal Year

The following table summarizes the value of options held at September 30, 1998 by our Named Executive Officers. The value of unexercised in-the-money options at September 30, 1998 figures in the right-hand columns are based on the fair market value of our common stock at September 30, 1998 as determined by our Board of Directors, minus the per-share exercise price, multiplied by the number of shares issued upon exercise of the option.

      Aggregated Option Exercises in Fiscal Year Ended September 30, 1998

                                                                              Value of
                                                                             Unexercised
                                                  Number of Securities      In-the-Money
                                                 Underlying Unexercised      Options at
                              Shares                   Options at        September 30, 1998
                            Acquired on  Value   September 30, 1998 (#)          ($)
                             Exercise   Realized --------------------------------------------
   Name                         (#)       ($)      Vested     Unvested    Vested   Unvested
   ----                     ----------- -------- ----------- --------------------- ----------
   Gilbert Hu..............      --         --       618,872         --  $         $

   Simon Chouldjian........      --         --        14,973      32,941

   Michele Shannon.........   22,459    $15,000        6,239      32,625

Employee Benefit Plans

 1994 Stock Option Plan

Our Board of Directors has adopted, and our stockholders have approved, the 1994 Stock Option Plan, under which stock options may be granted to our officers, employees, consultants and outside directors. As of June 30, 1999, 2,096,246 shares of common stock have been exercised or reserved for issuance under our 1994 Stock Option Plan. Any options which have been granted but which expire or terminate unexercised are returned to the plan and may be granted at a later date to any qualified recipient. As of June 30, 1999, there were a total of 1,573,753 options outstanding under the 1994 Stock Option Plan.

The Compensation Committee of our Board of Directors administers our 1994 Stock Option Plan. The Committee has the authority to interpret the 1994 Stock Option Plan and to determine:

 .  the persons to whom options are granted;

 .  when options are granted;

 .  the number of shares subject to each option; and

 . the terms and conditions associated with each option, including the exercise price and the time period during which the option will be exercisable.

Our 1994 Stock Option Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code, and non-qualified stock options, or NSOs, which do not so qualify. The exercise price of options granted under our 1994 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date of grant in the case of ISOs, and not less than 85% of the fair market value of our common stock on the date of grant in the case of NSOs. In addition, the exercise price of options granted to a greater than 10% stockholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to ISOs that become exercisable by any one employee in any calendar year may not exceed $100,000.

The term of each option granted under our 1994 Stock Option Plan is determined by our Board's Compensation Committee; provided that the maximum term of any option granted under the 1994 Stock Option Plan is ten years or, in the case of an option granted to a greater than 10% stockholder, five years.

Generally, options granted under our 1994 Stock Option Plan vest and become exercisable over a four-year period. In the event there is a change of control of AltiGen, all of the unexercised options granted under our 1994 Stock Option Plan will terminate unless those options are assumed or substituted by the successor corporation (or a parent or subsidiary thereof). The 1994 Stock Option Plan may be terminated or suspended by our Board of Directors in its sole discretion.

 1998 Stock Purchase Plan

Our Board of Directors has adopted, and our stockholders have approved, AltiGen's 1998 Stock Purchase Plan, pursuant to which 15,452 shares of series D preferred stock were reserved for issuance to some of our employees, consultants, and outside directors. The 1998 Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code.

Our Board of Directors or a Board committee administers our 1998 Stock Purchase Plan. The Board or committee has authority to set the purchase price of shares subject to the 1998 Stock Purchase Plan; provided, however, that the price of each share purchased under our 1998 Stock Purchase Plan may not be less than 85% of the fair market value at the time of purchase and, in the case of a purchase by a greater than 10% stockholder, the price may not be less than 110% of the fair market value.

 1999 Stock Option Plan

Our Board of Directors has adopted, and our stockholders have approved, AltiGen's 1999 Stock Option Plan, under which stock options may be granted to our officers, employees, consultants and outside directors. 2,096,246 shares of common stock have been reserved for issuance under the 1999 Stock Option Plan. An annual increase will be added on the first day of our fiscal year beginning in 2000 equal to the lesser of:

 .  3,000,000 shares;

 .  5% of the outstanding shares on that date; or

 .  an amount determined by the Board of Directors.

Any options which have been granted but which expire or terminate unexercised are returned to the plan and may be granted at a later date to any qualified recipient. As of June 30, 1999, there were a total of 195,883 options outstanding under the 1999 Stock Option Plan.

The Compensation Committee of our Board of Directors administers our 1999 Stock Option Plan. The Committee has the authority to interpret the 1999 Stock Option Plan and to determine:

 .  the persons to whom options are granted;

 .  when options are granted;

 .  the number of shares subject to each option;

 . the terms and conditions associated with each option, including the exercise price and the time period during which the option will be exercisable; and

 .  the forms of agreement for use under the 1999 Stock Option Plan.

Our 1999 Stock Option Plan permits the grant of stock options that qualify as ISOs under Section 422 of the Internal Revenue Code, and NSOs which do not so qualify. The exercise price of options granted under our 1999 Stock Option Plan may not be less than 100% of the fair market value of our common stock on the date of grant in the case of ISOs, and not less than 85% of the fair market value of the common stock on the date of grant in the case of NSOs. Also, the exercise price of options granted to a greater than 10% stockholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to ISOs that become exercisable by any one employee in any calendar year may not exceed $100,000.

Our Board's Compensation Committee determines the term of each option granted under our 1999 Stock Option Plan; provided that the maximum term of any option granted under the 1999 Stock Option Plan is ten years or, in the case of an option granted to a greater than 10% stockholder, five years. Generally, options granted under our 1999 Stock Option Plan vest and become exercisable over a four-year period. In the event there is a change of control of AltiGen, any unexercised options granted under our 1999 Stock Option Plan may be assumed or substituted by the successor corporation. Any unexercised options not assumed or substituted will become fully vested and exercisable, and the optionee will be provided a fixed time period in which to exercise those options. Any options that remain unexercised at the end of that period will immediately terminate. At its sole discretion, our Board of Directors may terminate or suspend the 1999 Stock Option Plan.

 1999 Employee Stock Purchase Plan

Our Board of Directors has adopted, and our stockholders have approved, the 1999 Employee Stock Purchase Plan, which will be effective upon the completion of this offering. Initially, 500,000 shares of common stock will be reserved for issuance under the 1999 Employee Stock Purchase Plan. An annual increase will be added on the first day of our fiscal year beginning in 2000 equal to the lesser of:

 .  1,000,000 shares;

 .  2% of the outstanding shares on that date; or

 .  an amount determined by the Board of Directors.

The 1999 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Code, will be administered by the Board of Directors or by a committee of the Board. Our employees, including officers and directors of AltiGen who are also employees, or any subsidiary designated by the Board of Directors for participation in the 1999 Employee Stock Purchase Plan, are eligible to participate in the 1999 Employee Stock Purchase Plan if they are customarily employed for more than 20 hours per week and more than five months per year. The 1999 Employee Stock Purchase Plan will be implemented by consecutive offering periods generally six months in duration. However, the first offering period under the 1999 Employee Stock Purchase Plan will commence on the effective date of this offering and terminate on or before July 31, 2001. The Board of Directors may change the dates or duration of one or more offering periods.

The 1999 Employee Stock Purchase Plan permits our eligible employees to purchase shares of common stock through payroll deductions at 85% of the lower of the fair market value of the common stock on the first day of the offering period or a specified exercise date. Participants generally may not purchase shares on any exercise date, to the extent that, immediately after the grant, the participant would own stock or options to purchase stock totaling 5% or more of the total combined voting power of all stock of AltiGen, or greater than $25,000 worth of our stock in any calendar year. In addition, no more than 10,000 shares may be purchased by any participant during any offering period. In the event of a sale or merger of AltiGen, the Board may accelerate the exercise date of the current purchase period to a date prior to the change of control, or the acquiring corporation may assume or replace the outstanding purchase rights under the 1999 Employee Stock Purchase Plan.

                             Principal Stockholders

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of June 30, 1999 and as adjusted to reflect the sale of shares in this offering. The table shows ownership by:

 . each person or entity known to us to own beneficially more than 5% of the shares of our outstanding stock;

 .  each of our directors;

 .  each of our named executive officers; and

 .  all of our directors and executive officers as a group.

The percentage ownership figures are based on 9,571,049 shares of common stock outstanding as of June 30, 1999 and 12,821,049 shares outstanding after completion of this offering. The percentage ownership figures shown in the "After Offering" column in following table are adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, assume no exercise of the underwriters' overallotment option and do not include shares issuable upon conversion of options outstanding as of June 30, 1999.

Unless otherwise indicated, the principal address of each of the stockholders below is: c/o AltiGen Communications, Inc., 47427 Fremont Boulevard, Fremont, California 94538. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of AltiGen common stock as beneficially owned by them.

                                                      Percent of Shares
                                 Number of            Beneficially Owned
   Name and Address         Shares Beneficially ------------------------------
   of Beneficial Owner           Owned(1)       Before Offering After Offering
   -------------------      ------------------- --------------- --------------
   Directors and Executive
    Officers
   Gilbert Hu(2)(10)......       1,429,459           14.0%           10.6%
   Kenneth Tai(3).........         900,385            9.4             7.0
   Wen-Huang (Simon)
    Chang(4)(10)..........         599,400            6.3             4.7
   Thomas Shao(5).........         211,495            2.2             1.6
   Masaharu Shinya........         119,785            1.3              *
   Simon Chouldjian(6)....          45,531             *               *
   Michele Shannon(7).....          46,072             *               *
   Tsyr-Yi (Shirley)
    Sun(8)................          16,569             *               *
   Philip McDermott.......             --             --              --
   Richard Black..........             --             --              --
   All directors and
    executive officers as
    a group (10 persons)..       3,368,696           32.8            24.9

   5% Stockholders
   Technology Associates
    Corporation(9)........         942,815            9.9             7.4
    11F 201, Chien Kuo
    South Road,
    Section 2, Taipei,
    Taiwan R.O.C.
   Shing-Kao (Jerry)
    Liao..................         496,737            5.2             3.9

-------------------
 * Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 11,978 shares registered in the name of Mr. Hu's wife May Kuei-Rong Hu, 99,841 registered in the name of his daughter Michelle Hu, and 99,841 shares registered in the name of his daughter Stephanie Hu. Also includes vested, but unexercised, options held by Mr. Hu to purchase 618,872 shares.

(3) Includes shares held by the following affiliated entities: 598,927 shares registered in the name of InveStar Burgeon Venture Capital, Inc.; 99,821 shares registered in the name of InveStar Dayspring Venture Group, Inc.; 99,821 shares registered in the name of InveStar Excelsus Venture Capital (Int'l) Inc., LDC; and 99,820 shares registered in the name of Forefront Venture Partners, L.P. Director Kenneth Tai is a general partner of all of the above entities and disclaims beneficial ownership of the securities held by the entities except for his proportional interest in the entities. Also includes vested, but unexercised, options held by Mr. Tai to purchase 1,996 shares.

(4) Includes 149,730 shares registered in the name of Mr. Chang's wife, Hsiang-Li Chang Hu, and 143,741 shares registered in the name of his daughter Ya-Ting Chang. Also includes vested, but unexercised, options held by Mr. Chang to purchase 1,996 shares.

(5) Includes 179,678 shares registered in the name of Techgains Corporation, of which Mr. Shao is managing director, and 17,967 shares registered in the name of TSS Enterprises. Also includes 11,854 vested, but unexercised, shares held by TSS Enterprises. Mr. Shao disclaims beneficial ownership of the securities held by these entities except for his proportional interest in the entities. Also includes vested, but unexercised, options held by Mr. Shao to purchase 1,996 shares.

(6) Includes vested, but unexercised, options held by Mr. Chouldjian to purchase 25,953 shares.

(7) Includes vested, but unexercised, options held by Ms. Shannon to purchase 20,619 shares.

(8) Includes vested, but unexercised, options held by Ms. Sun to purchase 14,773 shares.

(9) Includes 140,309 shares registered in the name of affiliated entity Tech Alliance Corporation.

(10) Mr. Hu and Mr. Chang are brothers-in-law.

                              Certain Transactions

Equity Investment Transactions

Series B Preferred Stock. In August 1995 and January 1996, we sold 1,494,478 shares of our series B preferred stock for $1.17 per share. The purchasers of the series B preferred stock included, among others:

                                                              Shares of
   Purchaser                                           Series B Preferred Stock
   ---------                                           ------------------------
   Tricia Chu(1)......................................         119,785
   Shing-Kao (Jerry) Liao.............................         118,396
   Gilbert Hu(2)......................................          79,837
   Hsiang-Li Chang Hu(3)..............................          52,005
   Ya-Ting Chang(3)...................................          52,005
   Nicholas Shih(4)...................................          29,946
   Diana Shih(4)......................................          29,946
   En-Kuang Lung......................................          23,957
   Chang-Hou Lin......................................          23,679

-------------------

(1) Of the 119,785 series B shares purchased by Ms. Chu, 17,967 were subsequently transferred to other individuals.

(2) Mr. Hu subsequently transferred all 79,837 shares to his sister Hsiang-Li Chang Hu.

(3) Hsiang-Li Chang Hu is the spouse, and Ya-Ting Chang is the child, of director Wen-Huang (Simon) Chang. Ms. Chang Hu is the sister of our President and Chief Executive Officer Gilbert Hu.

(4) Nicholas Shih is the son, and Diana Shih is the daughter, of our Vice President of Finance and Administration Tricia Chu.

Series C Preferred Stock. From June 1996 to December 1997, we sold 3,593,512 shares of our series C preferred stock at a weighted average price of $2.19 per share. The purchasers of our series C preferred stock included, among others:

                                                             Shares of
   Purchaser                                          Series C Preferred Stock
   ---------                                          ------------------------
   Entities affiliated with Technology Associates
    Corporation(1)...................................         598,927
   Entities affiliated with InveStar Capital,
    Inc.(2)..........................................         598,927
   Entities affiliated with Techgains Corpora-
    tion(3)..........................................         335,399
   Shing-Kao (Jerry) Liao............................         158,715
   Masaharu Shinya...................................         119,785
   Wen-Huang (Simon) Chang(4)........................          64,363
   Hsiang-Li Chang Hu(4).............................          61,790
   Ya-Ting Chang(4)..................................          43,822
   Chin-Tzu Lin Wu(5)................................          47,914
   May Kuei-Rong Hu(6)...............................          11,978
   Simon Chouldjian..................................           5,989
   Michele Shannon...................................           2,994

-------------------
(1) Technology Associates Corporation and Tech Alliance Corporation are affiliated. Together, these entities are considered a greater than 5% stockholder of AltiGen.

(2) InveStar Capital, Inc. includes affiliated entities InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital Group, Inc., InveStar Excelsus Venture Capital (Int'l) Inc., LDC. and Forefront Venture Partners L.P. Together, these entities are considered a greater than 5% stockholder of AltiGen. Director Kenneth Tai is a general partner of all of the above funds, and disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.

(3) Techgains Corporation is affiliated with Tekkang Management Consulting Inc. and TSS Enterprises. Together, these entities are considered a greater than 5% stockholder of AltiGen. Director Thomas Shao is a Managing Director of Techgains Corporation and a joint owner and principal of TSS Enterprises.

(4) Hsiang-Li Chang Hu is the spouse, and Ya-Ting Chang is the child, of director Wen-Huang (Simon) Chang. Ms. Chang Hu is the sister of our President and Chief Executive Officer Gilbert Hu.

(5) Chin-Tzu Lin Wu is the mother-in-law of our Vice President of Research and Development En-Kuang Lung.

(6) May Kuei-Rong Hu is the spouse of our President and Chief Executive Officer Gilbert Hu.

Series D Preferred Stock. In April, August and September 1998 and May 1999, we sold a total of 1,423,194 shares of our series D preferred stock at a weighted average price of $9.57 share. The purchasers of our series D preferred stock included, among others:

                                                             Shares of
   Purchaser                                          Series D Preferred Stock
   ---------                                          ------------------------
   Entities affiliated with Technology Associates
    Corporation(1)...................................         343,888
   Entities affiliated with InveStar Capital,
    Inc.(2)..........................................         299,463
   Entities affiliated with Kanematsu Corpora-
    tion(3)..........................................         128,303
   Wen-Huang (Simon) Chang...........................          83,849
   Tsyr-Yi (Shirley) Sun.............................           1,796

-------------------
(1) Technology Associates Corporation and Tech Alliance Corporation are affiliated. Together, these entities are considered a greater than 5% stockholder of AltiGen.

(2) InveStar Capital, Inc. includes affiliated entities InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital Group, Inc., InveStar Excelsus Venture Capital (Int'l) Inc., LDC. and Forefront Venture Partners L.P. Together, these entities are considered a greater than 5% stockholder of AltiGen. Director Kenneth Tai is a general partner of all of the above funds, and disclaims beneficial ownership of the securities held by such entities, except for his proportional interest in the entities.

(3) Kanematsu Corporation, Kanematsu Semiconductor Corporation, and Kanematsu USA, Inc. are affiliated entities. Director Masaharu Shinya formerly was President of Kanematsu Semiconductor Corporation.

Distributor Agreement with Kanematsu Semiconductor Corporation

In a distributor agreement dated as of April 1997, we granted Kanematsu Semiconductor Corporation a non-exclusive, non-transferable right to market and distribute certain of our products to original equipment manufacturers, system integrators and dealers in several East and South Asian countries, including Japan, China, Korea, Taiwan, Singapore, the Philippines and India. At the time we signed this agreement, Mr. Shinya, who is currently one of our directors, was the President of Kanematsu Semiconductor Corporation. In fiscal year 1998, our agreement with Kanematsu Semiconductor generated approximately $82,000 in revenue to us. Unless terminated by written notice provided by either party, the distributor agreement automatically renews on an annual basis.

Employment Contract with Tricia Chu

In March 1999, we entered into an employment contract with Tricia Chu, our Vice President of Finance and Administration. Ms. Chu currently holds options that, when fully vested, will have an aggregate exercise price of $138,000. The contract provides that in the event Ms. Chu is terminated without cause all of her options will immediately vest and become exercisable.

Employment Contract with Philip McDermott

In June 1999, we entered into an employment contract with Philip McDermott, our Chief Financial Officer. Mr. McDermott currently holds options that, when fully vested, will have an aggregate exercise price of $840,000. The contract provides that in the event of a change of control of AltiGen immediately after which Mr. McDermott no longer holds the title and responsibilities of Chief Financial Officer (or a position of similar title and responsibilities), all of his options will immediately vest and become exercisable.

Conversion of Promissory Notes by Simon Chouldjian

Between February and June 1997, we issued five promissory notes to Simon Chouldjian, now our Vice President of Manufacturing, in return for consulting services. In these notes, we agreed to sell Mr. Chouldjian a total of 22,689 (pre-split) shares of our preferred stock at the price of our preferred stock as of the date of each note. Between September 1995 and December 1998, we also issued promissory notes to other persons for consulting services. In June 1999, the Board authorized the conversion of these notes; and the noteholders, including Mr. Chouldjian, agreed to accept one share of common stock in lieu of each share of preferred stock. In the aggregate, we received approximately $378,000 from the noteholders for conversion of their notes. The original principal amount of Mr. Chouldjian's notes totaled approximately $31,000.

                          Description of Capital Stock

Authorized Shares

Immediately following the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, issuable in series. As of June 30, 1999, and assuming the conversion of all outstanding shares of preferred stock into shares of common stock that will occur upon the closing of this offering, there were outstanding 9,571,049 shares of common stock held by 179 stockholders.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available in such amounts as our Board may from time to time determine. These rights may be subordinate to the rights of holders of outstanding shares of preferred stock. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding up of AltiGen, and after payment of claims of creditors, the assets legally available for distribution to stockholders are to be distributed ratably among the holders of the common stock and any participating preferred stock outstanding at the time after payment of liquidation preferences.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to create and issue one or more series of preferred stock and to determine the rights and preferences of each wholly unissued series and any qualifications, limitations or restrictions thereon. Among other rights, our Board may determine, without further vote or action by our stockholders, dividend rights, voting rights, redemption rights, conversion rights, liquidation preferences and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of AltiGen without further action by the stockholders, and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may have the effect of decreasing the market price of our common stock, and may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Upon the completion of this offering, each outstanding share of preferred stock will be converted into a share of common stock, leaving no shares of preferred stock issued or outstanding. At present, we have no plans to issue any shares of preferred stock after the completion of this offering.

Registration Rights

After this offering, the holders of approximately 8,146,156 shares of common stock will be entitled to rights with respect to the registration of those shares under the Securities Act of 1933. Under the terms of the agreements between us and the holders of such registrable securities, if we propose to register any of our securities under the Securities Act of 1933, either for our own account or for the account of other security holders exercising registration rights, the holders are entitled to notice of the registration and are entitled to include their shares in the registration. Additionally, a majority of the holders of these shares of common stock may require us on no more than one occasion to file a registration statement under the Securities Act of 1933 at our expense with respect to the shares of common stock, and we are required to use our best efforts to effect that registration. Moreover, the holders of at least 30% of these shares of common stock may require us to file additional registration statements at our expense. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to defer a registration, or to limit the number of shares included in a registration.

Limitations on Director Liability

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, none of our directors will be personally liable to our stockholders for monetary damages, subject to our reincorporation in Delaware. Section 102(b)(7) of the Delaware General Corporation Law provides that a director's liability for breach of fiduciary duty may be eliminated, except for liability:

 . for any breach of the director's duty of loyalty to the corporation or its stockholders;

 . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

 . under Section 174 of the Delaware General Corporation Law, for unlawful dividends or unlawful stock repurchase or redemptions; and

 . for any transaction from which the director derives an improper personal benefit.

Any amendment to these provisions of the Delaware General Corporation Law will automatically be incorporated by reference into our certificate of incorporation, without any vote on the part of our stockholders unless otherwise required.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Generally, we are required to indemnify our directors and officers for all:

 .  judgments;

 .  fines;

 .  settlements;

 .  legal fees; and

 . other expenses incurred in connection with pending or threatened legal proceedings arising from the director's or officer's position with us.

In addition to the indemnification provided for in our bylaws, we have entered into agreements to indemnify our directors and executive officers. These agreements, among other things, indemnify each of our directors and executive officers for all expenses, including attorneys' fees, judgments, fines and approved settlement amounts, incurred in any action or proceeding arising from the fact that the individual; is or was serving as a director, officer, employee, agent or fiduciary of us, of one of our subsidiaries or, if at our request, of another company or enterprise. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Delaware law and certain provisions of our certificate of incorporation and bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals, including proposals that are priced above the then current market value of our common stock, because, among other things, negotiation of such proposals could result in an improvement of their terms.

We are subject to section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless:

 . prior to such date the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

 . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

 . on or subsequent to such date, the Board of Directors approves the business combination and the stockholders authorize the business combination at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include:

 . any merger or consolidation involving the corporation and the interested stockholder;

 . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

 . subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

 . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

 . the receipt of the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of our stockholders may be called only by the Board of Directors or certain of our officers. Our bylaws provide that, beginning upon the closing of the offering, our Board of Directors will be divided into three classes, with each class serving staggered three-year terms. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is EquiServe L.P. Its address is 150 Royall Street, Canton, Massachusetts 02021. Its telephone number at this location is (781) 575-3010.

                        Shares Eligible for Future Sale

Shares Eligible for Future Sale

When this offering is completed, we will have a total of 12,821,049 shares of common stock outstanding, assuming no exercise of outstanding options. The 3,250,000 shares offered by this prospectus will be freely tradeable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act of 1933. The remaining 9,571,049 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may be resold only through registration under the Securities Act of 1933 or under an available exemption from registration, such as provided through Rule 144.

Under Rule 144, Rule 701 and subject to certain volume limitations, none of the 9,571,049 restricted shares are expected to be immediately eligible for sale upon consummation of this offering, 8,877,327 of the restricted shares will be eligible for sale beginning the 91st day after the date of this offering, and 693,722 will become saleable after April 2000. However, all of the 9,571,049 restricted shares eligible for sale under Rule 144 are subject to 180-day "lock-ups."

Rule 144

In general, under Rule 144, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any holder who is not an affiliate, is entitled to sell within any three month period a number of our shares of common stock that does not exceed the greater of:

 .  1% of the then-outstanding shares of our common stock; or

 . the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of sale is filed with the Securities and Exchange Commission.


Sales under Rule 144 are subject to restrictions relating to manner of sale, notice and the availability of current public information about us. A person who is not deemed an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell shares following this offering under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

Rule 701 and Options

Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to AltiGen who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up provisions and will only become eligible for sale upon the expiration of 180 days after this offering.

Immediately after this offering, we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or issued or issuable under our 1994 Stock Option Plan, 1999 Stock Option Plan, 1998 Stock Purchase Plan and our 1999 Employee Stock Purchase Plan. Based on the number of shares subject to outstanding options at June 30, 1999, and currently reserved for issuance under all such plans, such registration statement would cover approximately 4,707,944 shares. Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire. Also beginning 180 days after the date of this offering, certain holders of shares of common stock will be entitled to certain rights with respect to registration of such shares of common stock for offer and sale to the public. See "Description of Capital Stock--Registration Rights".

Lock-up Agreements

The holders of all 9,571,049 shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

                                  Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and FAC/Equities, a division of First Albany Corporation, are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   CIBC World Markets Corp.....................................
   Dain Rauscher Wessels ......................................
   FAC/Equities, a division of First Albany Corporation........
                                                                   ---------
    Total......................................................    3,250,000
                                                                   =========

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised AltiGen that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession
of $    per share. The underwriters may also allow, and such dealers may
reallow, a concession not in excess of $    per share to other dealers. After
the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

AltiGen has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 487,500 additional shares from AltiGen to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price
to public will be $        , and the total proceeds to AltiGen will be
$        . The underwriters have severally agreed that, to the extent the over-
allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us.

                                Total without Exercise
                                  of Over-Allotment    Total with Full Exercise
                      Per Share         Option         of Over-Allotment Option
                      --------- ---------------------- ------------------------
   AltiGen...........   $               $                       $

AltiGen estimates that its total expenses of the offering, excluding the underwriting discount, will be approximately $1,000,000.

AltiGen has agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

AltiGen, its officers and directors, and holders of approximately 9,547,092 shares of common stock have agreed to a 180-day "lock up" with respect to shares of common stock and certain other of AltiGen securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This "lock up" means that, subject to certain exceptions, for a period of 180 days following the date of this prospectus, AltiGen and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

The representatives have informed AltiGen that they do not expect discretionary sales by the representatives to exceed five percent of the shares offered by this prospectus.

The underwriters have reserved for sale up to 322,000 shares for employees, directors and certain other persons associated with AltiGen. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.

There is no established trading market for the shares. The offering price for the shares has been determined by the representatives and us, based on the following factors:

 .  our record of operations;

 .  our current financial position and future prospects;

 .  the experience of our management;

 .  the economics of our industry in general; and

 .  the character of the equities markets.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

 . Stabilizing transactions--The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

 . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

 . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither AltiGen nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

AltiGen and the underwriters expect that the shares will be ready for delivery
on the    th business day following the date of this prospectus. Under
Securities and Exchange Commission regulations, secondary market trades are required to settle in three business days following the trade date (commonly referred to as "T+3"), unless the parties to the trade agree to a different
settlement cycle. As noted above, the shares will settle in T+   . Therefore,
purchasers who wish to trade on the date of this prospectus or during the next succeeding business day[s] must specify an alternate settlement cycle at the time of the trade to prevent a failed settlement. Purchasers of the shares who wish to trade shares on the date of this prospectus or during the next succeeding business day[s] should consult their own advisors.

                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Pillsbury Madison & Sutro LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

                                    Experts

The consolidated financial statements and schedule included in this prospectus or elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                      Where Can You Find More Information

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov".

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

This prospectus includes statistical data that were obtained from industry publications generated by International Data Corporation and Frost & Sullivan. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While AltiGen believes these industry publications to be reliable, AltiGen has not independently verified their data.

                          AltiGen Communications, Inc.

                   Index to Consolidated Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity............................ F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                    Report of Independent Public Accountants

To AltiGen Communications, Inc.:

We have audited the accompanying consolidated balance sheets of AltiGen Communications, Inc. (a Delaware corporation) and subsidiary as of September 30, 1997 and 1998 and June 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998 and for the nine months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AltiGen Communications, Inc. and subsidiary as of September 30, 1997 and 1998 and June 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998 and for the nine month period ended June 30, 1999 in conformity with generally accepted accounting principles.

                                          /S/ ARTHUR ANDERSEN LLP
                                          -------------------------------------
                                          Arthur Andersen LLP

San Jose, California
July 19, 1999

                          AltiGen Communications, Inc.

                          Consolidated Balance Sheets

                                               September 30,
                                          ------------------------   June 30,
                                             1997         1998         1999
                                          -----------  -----------  -----------
ASSETS

Current assets:
 Cash and cash equivalents..............  $ 1,987,869  $ 7,003,569  $ 7,960,700
 Short-term investments.................    1,105,538    1,053,060           --
 Accounts receivable, net of allowances
  of $41,000, $133,000 and $200,000,
  respectively..........................      438,015    1,022,991    1,338,331
 Inventories............................      846,178    1,294,080    2,268,340
 Prepaid expenses and other current
  assets................................       85,199      175,248      738,829
                                          -----------  -----------  -----------
  Total current assets..................    4,462,799   10,548,948   12,306,200
                                          -----------  -----------  -----------
Property and equipment:
 Furniture and equipment................      305,291      528,448      932,309
 Computer software......................       78,211      295,947      492,668
                                          -----------  -----------  -----------
                                              383,502      824,395    1,424,977
 Less: Accumulated depreciation.........     (131,830)    (271,241)    (495,914)
                                          -----------  -----------  -----------
  Net property and equipment............      251,672      553,154      929,063
                                          -----------  -----------  -----------
                                          $ 4,714,471  $11,102,102  $13,235,263
                                          ===========  ===========  ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......................  $   188,016  $   441,457  $   791,160
 Notes payable..........................      278,573      365,687           --
 Accrued liabilities:
  Payroll and related benefits..........       47,807       91,160      179,369
  Warranty..............................      139,000      474,410      828,551
  Other.................................       92,362      187,722      131,374
 Deferred revenue.......................      182,168      290,778      514,867
                                          -----------  -----------  -----------
  Total current liabilities.............      927,926    1,851,214    2,445,321
                                          -----------  -----------  -----------
Commitments (Note 4)
Stockholders' equity:
 Convertible preferred stock, $.001 par
  value; aggregate liquidation
  preference of $20,990,757 at June 30,
  1999; Authorized--11,978,558 shares;
  Outstanding (Series A, B, C and D)
  6,478,923 shares at September 30,
  1997, 7,649,657 shares at September
  30, 1998 and 8,146,156 shares at June
  30, 1999..............................        6,479        7,650        8,146
 Common stock, $.001 par value
  Authorized--23,957,117 shares
  Outstanding--801,827 shares at
   September 30, 1997, 871,325 shares at
   September 30, 1998, 1,424,893 shares
   at June 30, 1999.....................          802          871        1,425
 Additional paid-in capital.............    9,685,673   20,357,168   28,991,066
 Deferred stock compensation............           --   (1,288,333)  (3,150,234)
 Accumulated deficit....................   (5,906,409)  (9,826,468) (15,060,461)
                                          -----------  -----------  -----------
  Total stockholders' equity............    3,786,545    9,250,888   10,789,942
                                          -----------  -----------  -----------
                                          $ 4,714,471  $11,102,102  $13,235,263
                                          ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                     Consolidated Statements of Operations

                                                                      Nine Months
                           Fiscal Year Ended September 30,          Ended June 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                (Unaudited)

Revenues, net........... $   229,277  $ 1,378,528  $ 3,889,336  $ 2,558,498   $4,263,379
Cost of revenues........     238,697    1,039,721    2,519,794    1,747,732    2,166,687
                         -----------  -----------  -----------  -----------  -----------
 Gross profit (loss)....      (9,420)     338,807    1,369,542      810,766    2,096,692
Operating expenses:
 Research and develop-
  ment..................     753,160    1,497,860    1,927,433    1,347,408    3,005,308
 Sales and marketing....     445,442    1,447,905    2,770,090    1,825,703    2,827,055
 General and administra-
  tive..................     546,838      718,139      674,626      502,364    1,195,480
 Deferred stock compen-
  sation................         --           --       163,858       82,098      577,770
                         -----------  -----------  -----------  -----------  -----------
  Total operating ex-
   penses...............   1,745,440    3,663,904    5,536,007    3,757,573    7,605,613
                         -----------  -----------  -----------  -----------  -----------
Loss from operations....  (1,754,860)  (3,325,097)  (4,166,465)  (2,946,807)  (5,508,921)
Interest and other in-
 come, net..............     123,700      206,315      246,406      138,250      274,928
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $(1,631,160) $(3,118,782) $(3,920,059) $(2,808,557) $(5,233,993)
                         ===========  ===========  ===========  ===========  ===========
 Basic net loss per
  share................. $     (2.14) $     (3.91) $     (4.75) $     (3.47) $     (4.73)
                         ===========  ===========  ===========  ===========  ===========
 Shares used in comput-
  ing basic net loss per
  share.................     761,860      796,680      825,334      810,528    1,107,331
                         ===========  ===========  ===========  ===========  ===========
 Unaudited pro forma ba-
  sic net loss per
  share.................                           $     (0.50)              $     (0.59)
                                                   ===========               ===========
 Shares used in comput-
  ing unaudited pro
  forma basic net loss
  per share.............                             7,827,437                 8,867,273
                                                   ===========               ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                Consolidated Statements of Stockholders' Equity

                           Convertible
                         Preferred Stock    Common Stock   Additional    Deferred                       Total
                         ---------------- ----------------   Paid-In      Stock       Accumulated   Stockholders'
                          Shares   Amount  Shares   Amount   Capital   Compensation     Deficit        Equity
                         --------- ------ --------- ------ ----------- ------------  -------------  -------------
BALANCE,
 SEPTEMBER 30, 1995..... 3,053,387 $3,053   756,560  $ 757 $ 3,172,258 $        --   $  (1,156,467) $  2,019,601
 Issuance of Series B
  convertible preferred
  stock.................    76,063     76       --     --       88,824          --             --         88,900
 Issuance of Series C
  convertible preferred
  stock................. 1,856,627  1,857       --     --    3,098,148          --             --      3,100,005
 Exercise of stock
  options...............       --     --     12,102     12       1,174          --             --          1,186
 Net loss...............       --     --        --     --          --                   (1,631,160)   (1,631,160)
                         --------- ------ --------- ------ ----------- ------------  -------------  ------------
BALANCE,
 SEPTEMBER 30, 1996..... 4,986,077  4,986   768,662    769   6,360,404          --      (2,787,627)    3,578,532
 Issuance of Series C
  convertible preferred
  stock................. 1,492,846  1,493       --     --    3,322,130          --             --      3,323,623
 Exercise of stock
  options...............       --     --     33,165     33       3,139          --             --          3,172
 Net loss...............       --     --        --     --          --           --      (3,118,782)   (3,118,782)
                         --------- ------ --------- ------ ----------- ------------  -------------  ------------
BALANCE,
 SEPTEMBER 30, 1997..... 6,478,923  6,479   801,827    802   9,685,673          --      (5,906,409)    3,786,545
 Issuance of Series C
  convertible preferred
  stock.................   244,039    244       --     --    1,425,879          --             --      1,426,123
 Issuance of Series D
  convertible preferred
  stock.................   926,695    927       --     --    7,783,906          --             --      7,784,833
 Exercise of stock
  options...............       --     --     69,498     69       9,519          --             --          9,588
 Deferred stock
  compensation..........       --     --        --           1,452,191   (1,452,191)           --            --
 Amortization of de-
  ferred stock compensa-
  tion..................       --     --        --     --          --       163,858                      163,858
 Net loss...............       --     --        --     --          --           --      (3,920,059)   (3,920,059)
                         --------- ------ --------- ------ ----------- ------------  -------------  ------------
BALANCE,
 SEPTEMBER 30, 1998..... 7,649,657  7,650   871,325    871  20,357,168   (1,288,333)    (9,826,468)    9,250,888
 Issuance of Series D
  convertible preferred
  stock.................   496,499    496       --     --    5,771,840          --             --      5,772,336
 Exercise of stock
  options...............       --     --    356,542    357      44,099          --             --         44,456
 Issuance of common
  stock as payment on
  notes payable.........       --     --    197,026    197     378,288          --             --        378,485
 Deferred stock
  compensation..........       --     --        --     --    2,439,671   (2,439,671)           --            --
 Amortization of de-
  ferred stock compensa-
  tion..................       --     --        --     --          --       577,770            --        577,770
 Net loss...............       --     --        --     --          --           --      (5,233,993)   (5,233,993)
                         --------- ------ --------- ------ ----------- ------------  -------------  ------------
BALANCE,
 JUNE 30, 1999 ......... 8,146,156 $8,146 1,424,893 $1,425 $28,991,066 $(3,150,234)  $ (15,060,461) $ 10,789,942
                         ========= ====== ========= ====== =========== ============  =============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                     Consolidated Statements of Cash Flows

                                                                      Nine Months
                           Fiscal Year Ended September 30,          Ended June 30,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                (Unaudited)

CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net loss............... $(1,631,160) $(3,118,782) $(3,920,059) $(2,808,557) $(5,233,993)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation..........      32,390       75,382      139,411       90,671      224,673
  Amortization of
   deferred stock
   compensation.........         --           --       163,858       82,098      577,770
  Provision for accounts
   receivable
   allowances...........      10,000       31,000       92,000       89,000      217,000
  Provision for excess
   and obsolete
   inventories..........      94,000      187,000      418,000      361,000      126,000
  Increase in notes
   payable..............       4,315      274,258       87,114       40,885       12,798
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...    (175,426)    (303,589)    (676,976)    (412,976)    (532,340)
  Inventories...........    (242,778)    (679,595)    (865,902)    (618,666)  (1,100,260)
  Prepaid expenses and
   other current
   assets...............      20,760      (70,824)     (90,049)     (45,258)    (563,581)
  Accounts payable......      30,585      145,583      253,441      (21,603)     349,703
  Accrued liabilities...      34,901      195,868      474,123      378,414      386,002
  Deferred revenue......      54,048      128,120      108,610       32,386      224,089
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   operating
   activities...........  (1,768,365)  (3,135,579)  (3,816,429)  (2,832,606)  (5,312,139)
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Proceeds from sale of
  short-term
  investments...........   2,340,441      371,000       52,478          --     1,053,060
 Purchases of short-term
  investments...........  (1,657,096)  (1,138,538)         --    (4,932,767)         --
 Purchases of property
  and equipment.........     (42,161)    (249,644)    (440,893)    (184,565)    (600,582)
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   (used in) investing
   activities...........     641,184   (1,017,182)    (388,415)  (5,117,332)     452,478
                         -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Net proceeds from
  issuance of
  convertible preferred
  stock.................   3,188,905    3,323,623    9,210,956    6,891,970    5,772,336
 Net proceeds from
  issuance of common
  stock.................       1,186        3,172        9,588        8,771       44,456
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   financing
   activities...........   3,190,091    3,326,795    9,220,544    6,900,741    5,816,792
                         -----------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............   2,062,910     (825,966)   5,015,700   (1,049,197)     957,131
CASH AND CASH
 EQUIVALENTS, BEGINNING
 OF PERIOD..............     750,925    2,813,835    1,987,869    1,987,869    7,003,569
                         -----------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, END OF
 PERIOD................. $ 2,813,835  $ 1,987,869  $ 7,003,569  $   938,672  $ 7,960,700
                         ===========  ===========  ===========  ===========  ===========
NONCASH FINANCING
 ACTIVITIES:
 Issuance of common
  stock as payment on
  notes payable......... $        --  $        --  $        --  $        --  $   378,485

  The accompanying notes are an integral part of these consolidated financial statements.

                          AltiGen Communications, Inc.

                   Notes to Consolidated Financial Statements
                                 June 30, 1999

1. ORGANIZATION OF THE COMPANY:

AltiGen Communications, Inc. (the "Company") was incorporated in California on May 18, 1994 and began operations in July of that year. In June 1999, the Company reincorporated in Delaware. The Company designs, manufactures, and markets server-based telecommunications systems that allow businesses to use data networks such as the Internet and the traditional telephone network interchangeably to carry voice and data communications.

The Company is subject to the risks associated with early stage technology companies. These risks include, but are not limited to: history of losses, limited operating history, dependence on a smaller number of key individuals, customers and suppliers, competition from larger, more established companies, the continued need for additional financing, the impact of rapid technological changes and changes in customer demand/requirements. There is no assurance that the Company's efforts will be successful.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation and Fiscal Year End

The Company's consolidated financial statements for the nine months ended June 30, 1999 reflect the operations of the Company and its wholly owned subsidiary. The subsidiary is located in Shanghai, China and was incorporated in November 1998. As of June 30 1999, the Company had approximately $29,400 in long lived assets located in China. All significant intercompany transactions and balances have been eliminated. The Company's fiscal year end is September 30. Unless otherwise stated, all references to 1998, 1997, and 1996 refer to the twelve months ended September 30 of that year.

Unaudited Interim Financial Data

The unaudited consolidated financial statement data for the nine months ended June 30, 1998 has been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company performs ongoing credit evaluations of its customers' financial condition and requires letters of credit whenever deemed necessary to help reduce its credit risk. Additionally, the Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends related to past losses and other information. As of September 30, 1997, 1998 and June 30, 1999, approximately 65%, 66% and 85%, respectively, of accounts receivable were concentrated with ten customers.

                          AltiGen Communications, Inc.

The Company's purchases are concentrated with three suppliers and certain key components of the Company's products are sole sourced. For fiscal years 1996, 1997, 1998 and for the nine months ended June 30 1999 these three suppliers provided 73%, 72%, 78% and 75%, respectively, of all raw materials purchased. Loss of one of these suppliers could adversely impact the Company's operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. Investments in highly liquid financial instruments with original maturities greater than three months but less than one year are classified as short-term investments. As of June 30, 1999, the Company's cash and cash equivalents consisted of commercial paper, cash deposited in checking and money market accounts. For fiscal years 1996, 1997, and 1998 and for the nine months ended June 30, 1999, the Company did not make any cash payments for interest or income taxes.

Inventories

Inventories (which include costs associated with components assembled by third-party assembly manufacturers, as well as internal labor and overhead) are stated at the lower of cost (first-in, first-out) or market. Provisions, when required, are made to reduce excess and obsolete inventories to their estimated net realizable values. Provisions for excess and obsolete inventory totaled approximately $94,000, $187,000 and $418,000 for fiscal years 1996, 1997 and 1998, respectively, and $361,000 and $126,000 for the nine months ended June 30, 1998 and 1999, respectively. The components of inventories include:

                                                     September 30,
                                                  -------------------  June 30,
                                                    1997      1998       1999
                                                  -------- ---------- ----------

   Raw materials................................. $529,632 $  966,516 $1,309,620
   Work-in-progress..............................   41,088        --     184,364
   Finished goods................................  275,458    327,564    774,356
                                                  -------- ---------- ----------
                                                  $846,178 $1,294,080 $2,268,340
                                                  ======== ========== ==========

Prepaid Royalties

The Company has recently developed an ISDN product which contains certain third-party proprietary technology, which has been modified for the Company's use. In connection with the above, the Company prepaid royalty payments to the owner of this technology totaling $100,000 and $300,000 as of September 30, 1998 and June 30, 1999, respectively. The prepayments are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets and will be amortized against future product shipments. Royalty payments will be determined based on 40% of the profit (as defined) realized from the Company's sales of this product. Such sales are expected to commence in the fourth quarter of fiscal 1999.

Prepaid Offering Costs

The Company capitalized offering costs of $299,000 as of June 30, 1999. The costs primarily consist of legal and accounting fees related to an initial public offering of the Company's common stock currently in process. The prepayments are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets as of June 30, 1999 and will be offset against proceeds from the pending initial public offering.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which is three years. Depreciation expense for fiscal years 1996, 1997, 1998

                          AltiGen Communications, Inc.

and for the nine months ended June 30, 1999 was $32,000, $75,000, $139,000 and $225,000, respectively. All repairs and maintenance costs are expensed as incurred.

Software Development Costs

In accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of a working model. The amount of costs eligible for capitalization, after consideration of factors such as realizable value, were not material and, accordingly, all software development costs have been charged to research and development expense in the accompanying consolidated statements of operations.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value method of accounting for stock-based compensation plans. As allowed under the provisions of SFAS No. 123, the Company applies APB Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plan (see Note 5 for a discussion of compensation cost recorded related to certain employee stock options granted). The Company follows the provisions of SFAS No. 123 for options granted to consultants and nonemployees. Compensation expense for such grants for all periods presented was nominal and therefore immaterial.

Revenue Recognition

Revenues consist of sales to end users, including dealers, and to distributors. Revenues from sales to end users are recognized upon shipment. The Company provides for estimated sales returns and allowances and warranty costs related to such sales at the time of shipment. Net revenues consist of product revenues reduced by estimated sales returns and allowances. Sales to distributors are made under terms allowing certain rights of return and protection against subsequent price declines on the Company's products held by the distributors. Upon termination, any unsold products may be returned by the distributor for a full refund. These agreements may be canceled by either party based on a specified notice. As a result of the above provisions, the Company defers recognition of revenues and the proportionate costs of revenues derived from sales to distributors until such distributors resell the Company's products to their customers. The amounts deferred as a result of this policy are reflected as "deferred revenue" in the accompanying consolidated balance sheets.

For fiscal years 1996, 1997, 1998 and for the nine months ended June 30, 1999, sales to four distributors of the Company's products accounted for approximately 24%, 25%, 46% and 53% of net revenues, respectively.

The following customers accounted for more than 10% of net revenues:

                                                          Fiscal Year        Nine
                                                             Ended          Months
                                                         September 30,      Ended
                                                         ----------------  June 30,
                                                         1996  1997  1998    1999
                                                         ----  ----  ----  --------
Customer A..............................................  --    10%   24%     25%
Customer B..............................................  --    --    --      20%
Customer C..............................................  24%   --    14%     --

Revenues derived from sales to customers outside of the United States, primarily in Japan, accounted for approximately 4%, 11%, 7% and 10% of the Company's net revenues for fiscal years 1996, 1997, 1998 and for the nine months ended June 30, 1999, respectively.

                          AltiGen Communications, Inc.

The Company offers free software upgrades to users of their products when an error in the software has been subsequently detected. Accordingly, the Company offers free software upgrades for certain products that were determined to not be Year 2000 compliant.

Computation of Basic Net Loss Per Share and Pro Forma Basic Net Loss Per Share

Historical net loss per share has been calculated under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 requires companies to compute earnings per share under two methods (basic and diluted). Basic net loss per share is calculated by dividing net loss by the weighted average shares of common stock outstanding during the period. No diluted loss per share information has been presented in the accompanying consolidated statements of operations since potential common shares from the conversion of preferred stock, stock options and warrants are antidilutive. The Company evaluated the requirements of the Securities and Exchange Commission Staff Accounting Bulletin No. 98 ("SAB"), and concluded that there are no nominal issuances of common stock or potential common stock which would be required to be shown as outstanding for all periods presented herein as outlined in SAB 98.

Unaudited pro forma basic net loss per share has been calculated assuming the conversion of the outstanding preferred stock into an equivalent number of shares of common stock, as if the shares had been converted on the dates of their issuance.

Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and presentation of comprehensive income. SFAS No. 130, which was adopted by the Company in the first quarter of 1998, requires companies to report a new measurement of income. "Comprehensive Income (Loss)" is to include as other comprehensive income foreign currency translation gains and losses and other unrealized gains and losses that have historically been excluded from net income (loss) and reflected instead in equity. The Company does not have any items of other comprehensive income and is, therefore, not required to report comprehensive income.

Segment Reporting

In June 1997, the Financial Accounting Standards Board also issued SFAS No.131 "Disclosures About Segments of an Enterprise and Related Information." ("SFAS No. 131"). SFAS No. 131 was adopted by the Company beginning on October 1, 1997. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. The Company is organized and operates as one operating segment. The Company operates primarily in one geographic area, the United States.

Financial Instruments

In June 1998, FASB also issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards, requiring every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Statement must be applied to derivative instruments and to certain derivative instruments embedded in hybrid contracts that were issued, acquired or substantively modified after September 30, 1997. In management's opinion, the impact of adopting SFAS No. 133 on the financial statements will not be material.

Start-up Costs

In April 1998, the AICPA issued SOP No. 98-5 "Reporting on the Costs of Start-Up Activities" ("SOP No. 98-5"). SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as

                          AltiGen Communications, Inc.

incurred. In addition, all start-up costs that were previously capitalized must be written off when SOP No. 98-5 is adopted. The Company adopted SOP No. 98-5 in fiscal 1999. The adoption did not have a material impact on the Company's financial position or results of operations.

Stock Split and Reincorporation

In July 1999, the Company's Board of Directors approved a one for 1.66965 reverse stock split of its convertible preferred and common stock. All convertible preferred and common share amounts in the accompanying consolidated financial statements have been adjusted retroactively to give effect to this split.

In June 1999, the Company's Board of Directors approved the reincorporation of the Company in Delaware. Upon reincorporation, the Company issued new shares with a par value of $0.001 per share to all convertible preferred and common stockholders. All convertible preferred and common share amounts in the accompanying consolidated financial statements have been adjusted retroactively to give effect to this change.

3. NOTES PAYABLE:

As of September 30, 1998, the Company had non-interest-bearing notes payable of $365,687 outstanding to consultants in exchange for services received by the Company primarily during fiscal years 1996 and 1997. During the nine months ended June 30, 1999, the Company issued additional notes payable of $12,798 to consultants. The Company had agreed to issue a total of 197,026 shares of preferred stock at the fair market values on the dates of the respective issuances of the notes, which is $1.17-$8.35 per share, as payment for the notes. In June 1999, the note holders agreed to accept common shares on a 1:1 basis in lieu of preferred shares. Such common shares were issued in June 1999 and are reflected in the accompanying consolidated statements of stockholders' equity.

4. COMMITMENTS AND CONTINGENCIES:

Commitments

The Company leases its facilities under operating lease agreements expiring through February 2002. Rent expense for all operating leases totaled approximately $74,000, $125,000, $167,000 and $278,000 for fiscal years 1996,
1997 and 1998 and for the nine months ended June 30, 1999, respectively. Minimum future lease payments under all noncancellable operating leases as of June 30, 1999 are as follows:

       1999............................................................ $ 95,000
       2000............................................................  331,000
       2001............................................................   27,000
                                                                        --------
                                                                        $453,000
                                                                        ========

Contingencies (unaudited)

From time to time and in the ordinary course of business, the Company has been and will continue to be subject to claims of alleged infringement of the patents and intellectual property rights of others. In addition, the Company may file actions against others to defend its intellectual property rights. The Company is currently engaged in litigation with NetPhone, Inc. (NetPhone), a competitor, related to alleged infringement by the Company of a NetPhone patent. The Company has responded to NetPhone's complaint in the U.S. District Court requesting a declaration that the Company does not infringe any valid claim of NetPhone's patent. NetPhone, in turn, has filed a motion against the Company, seeking to enjoin the Company from

                          AltiGen Communications, Inc.

making, importing, using, selling or offering to sell its Quantum Board, a product which accounted for approximately 84% of the Company's revenues for the nine months ended June 30, 1999. The Company has responded by filing our Opposition to NetPhone's motion and countered with a cross-motion. These motions are scheduled for hearing in September 1999. AltiGen intends to vigorously defend itself against the allegations and motion asserted by NetPhone and based upon advice of AltiGen's patent prosecution counsel, does not believe that the ultimate outcome of this matter will have a material impact on the Company's financial condition or results of its operations. However, litigation of this nature is subject to inherent uncertainties and therefore, there is no assurance that the Company will prevail in the litigation or that an adverse outcome will not adversely affect our business or financial condition.

5. CAPITAL STOCK:

Convertible Preferred Stock

Preferred stock consists of the following:

                                                   September 30,
                                               ---------------------  June 30,
                                                  1997       1998       1999
                                               ---------- ---------- ----------
   Series A, 1,634,987 shares authorized,
    1,634,972 shares outstanding at September
    30, 1997 and 1998 and June 30, 1999......  $1,500,914 $1,500,914 $1,500,914
   Series B, 1,494,496 shares authorized,
    1,494,478 shares outstanding at September
    30, 1997 and 1998 and June 30, 1999......   1,746,700  1,746,700  1,746,700
   Series C, 3,593,565 shares authorized,
    3,349,473 shares outstanding at September
    30, 1997, 3,593,512 shares outstanding at
    September 30, 1998 and June 30, 1999.....   6,423,628  7,849,751  7,849,751
   Series D, 3,593,568 shares authorized,
    926,695 and 1,423,194 shares outstanding
    at September 30, 1998 and June 30, 1999..         --   7,784,833 13,557,169

The rights and preferences of the outstanding series A, B, C and D preferred stock are as follows:

 Dividends

The holders of series A, B, C and D preferred stock are entitled to receive non-cumulative dividends at an annual rate of $0.08, $0.12, $0.17 and $0.83 per share, respectively. Such dividends shall be payable only when, as, and if declared by the Board of Directors. No dividends shall be payable on any common stock until dividends to series A, B, C and D preferred stock have been paid or declared by the Board of Directors. Additionally, no dividends shall be paid or declared for any series of preferred stock unless at the same time a like proportionate dividend, ratably in proportion to the respective annual dividend rates fixed therefore, is paid and declared for the shares of all other series preferred stock. As of September 30, 1998 and June 30, 1999, no dividends have been declared.

 Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, holders of series A, B, C and D preferred stock are entitled to receive, in preference to holders of common stock, the amounts of $0.83, $1.17, $1.67 and $8.35 per share, respectively, plus all declared but unpaid dividends. Such amounts will be adjusted for any stock split, stock dividends and recapitalizations. After payment of the above amounts, holders of common stock are entitled to receive the amount of $0.83 per share, adjusted for any stock split, stock

                          AltiGen Communications, Inc.

dividends and recapitalizations. If such amounts are not available to sufficiently satisfy the full preferential amount, the entire assets of the Company will be distributed to the preferred shareholders in proportion to their aggregate liquidation preference of the shares of preferred stock held. After payment to the holders of preferred stock and common stock of the above preferential amounts, the entire remaining assets and funds of the Company shall be distributed to the holders of common stock and preferred stock in proportion to the shares of common stock and preferred stock, on an as-converted basis, held by these holders.

 Voting Rights

The holders of the series A, B, C and D preferred stock are entitled to the number of votes equal to the number of shares of common stock into which such preferred stock is convertible.

 Conversion

Each share of series A, B, C and D preferred stock is convertible into one share of common stock at (a) the date specified by vote or written consent by preferred shareholders of at least two-thirds of outstanding preferred stock or
(b) the consummation of the Company's sale of common stock in an underwritten public offering which results in aggregate cash proceeds to the Company in excess of $10,000,000 and the public offering price is not less than $8.35 per share. The conversion rate is subject to adjustment for dilution, including, but not limited to, stock splits, stock dividends and stock combinations.

Common Stock

According to the Company's amended Articles of Incorporation, the Company is authorized to issue 23,957,117 shares of common stock. At June 30, 1999, the Company had reserved the following shares for future issuance:

   Conversion of Series A outstanding preferred stock................  1,634,972
   Conversion of Series B outstanding preferred stock................  1,494,478
   Conversion of Series C outstanding preferred stock................  3,593,512
   Conversion of Series D outstanding preferred stock................  1,423,194
   1994 Stock Option Plan............................................  1,598,736
   1999 Stock Option Plan............................................  2,096,246
                                                                      ----------
                                                                      11,841,138
                                                                      ==========

1998 Stock Purchase Plan

In June 1999, the Company ratified the 1998 Stock Purchase Plan and authorized the issuance of 15,452 shares of Series D preferred stock to employees, consultants and directors. The price of each preferred share purchased under the 1998 Stock Purchase Plan may not be less than 85% of the fair market value at the time of purchase and, in the case of a purchase by a greater than 10% shareholder, the price may not be less than 110% of the fair market value. All shares available under the 1998 Stock Purchase Plan were sold during fiscal year 1998.

Stock Option Plans

In October 1994, the Company adopted the 1994 Stock Option Plan (the "1994 Plan") and authorized the issuance of 2,096,246 shares, as amended, thereunder to employees, directors, and consultants. Under the 1994 Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, directors, and consultants of the Company. The exercise price per share for an incentive stock option cannot be less

                          AltiGen Communications, Inc.

than 100% of the fair market value, as determined by the Board of Directors, on the date of grant. The exercise price per share for nonqualified stock options cannot be less than the 85% of the fair market value, as determined by the Board of Directors, on the date of grant. Also, the exercise price of options granted to a greater than 10% shareholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to incentive stock options that become exercisable by any one employee in any calendar year may not exceed $100,000. Options generally vest over a four year period and generally expire ten years after the date of grant.

In 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan") and authorized the issuance of 2,096,246 shares to employees, directors and consultants. Under the 1999 Plan, the Board of Directors may grant incentive and nonqualified stock options to employees, directors and consultants of the Company. The exercise price per share for an incentive stock option cannot be less than 100% of the fair market value, as determined by the Board of Directors, on the date of grant. The exercise price per share for a nonqualified stock option cannot be less than 85% of the fair market value, as determined by the Board of Directors, on the date of grant. Also, the exercise price of options granted to a greater than 10% shareholder may not be less than 110% of the fair market value on the date of grant. The value of common stock subject to incentive stock options that become exercisable by any one employee in any calendar year may not exceed $100,000. Options under this plan generally vest over a four year period and generally expire ten years after the date of grant. Option activity under the 1994 and 1999 Plans was as follows:

                                                                        Weighted
                                                                        Average
                                                              Options   Exercise
                                                            Outstanding  Price
                                                            ----------- --------
   September 30, 1995......................................    306,048   $0.08
    Granted................................................    548,194    0.13
    Exercised..............................................    (12,102)   0.08
    Canceled...............................................    (11,078)   0.10
                                                             ---------   -----
   September 30, 1996......................................    831,062    0.11
    Authorized.............................................        --      --
    Granted................................................    100,617    0.17
    Exercised..............................................    (33,165)   0.10
    Canceled...............................................    (52,780)   0.10
                                                             ---------   -----
   September 30, 1997......................................    845,734    0.12
    Granted................................................    856,706    0.45
    Exercised..............................................    (69,498)   0.13
    Canceled...............................................    (15,346)   0.52
                                                             ---------   -----
   September 30, 1998......................................  1,617,596    0.29
    Granted................................................    580,058    5.09
    Exercised..............................................   (356,542)   0.13
    Canceled...............................................    (71,476)   0.45
                                                             ---------   -----
   June 30, 1999...........................................  1,769,636   $1.89
                                                             =========   =====

                                                                     Weighted
                                                        Number of    Average
                                                         Options  Exercise Price
                                                        --------- --------------
   Exercisable at September 30, 1997...................  497,190      $0.10
   Exercisable at September 30, 1998...................  744,861      $0.15
   Exercisable at June 30, 1999 .......................  869,760      $0.35

                          AltiGen Communications, Inc.

The following table summarizes information concerning outstanding and exercisable options at June 30, 1999:

                        Options Outstanding                        Options Exercisable
     ---------------------------------------------------------- --------------------------
                                     Weighted       Weighted                   Weighted
       Exercise       Number         Average        Average       Number       Average
        Prices     Outstanding    Remaining Life Exercise Price Exercisable Exercise Price
     ------------- ------------   -------------- -------------- ----------- --------------
     $0.08 - $0.12      29,207         6.37          $0.12         18,872       $0.12
      0.13 - 0.17      415,371         6.62           0.15        374,235        0.13
         0.23          443,325         8.38           0.23        351,740        0.23
      0.58 - 0.87      379,501         8.94           0.85         98,021        0.75
      2.89 - 4.34      382,151         9.76           3.82         26,892        3.69
         11.69         120,081         9.93          11.69             --          --
     -------------   ---------         ----          -----        -------       -----
     $0.08 -$11.69   1,769,636         8.46          $1.89        869,760       $0.35
     =============   =========         ====          =====        =======       =====

The Company accounts for the Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss and basic net loss per share would have been increased to the following pro forma amounts:

                                                                      Nine Months
                                Fiscal Year Ended September 30,      Ended June 30,
                              -------------------------------------  --------------
                                 1996         1997         1998           1999
                              -----------  -----------  -----------  --------------
     Net loss:
       As reported........... $(1,631,160) $(3,118,782) $(3,920,059)  $(5,233,993)
       Pro forma.............  (1,632,026)  (3,122,558)  (3,931,305)   (5,369,256)
     Basic net loss per
      share:
       As reported........... $     (2.14) $     (3.91) $     (4.75)  $     (4.73)
       Pro forma.............       (2.14)       (3.92)       (4.76)        (4.85)

The weighted-average grant date fair value of options granted during fiscal years 1996, 1997, 1998 and the nine months ended June 30, 1999 was $0.03, $0.06, $0.13 and $1.17 respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996, 1997, 1998 and 1999: risk free interest rates ranging from 4.5%-6.2%; expected dividend yields of zero percent; expected lives of 5 years. Because the Company has been a non-public entity, it has omitted expected volatility in determining the fair value for its options.

In connection with the issuance of certain stock options to employees in fiscal years 1998 and 1999, the Company has recorded deferred stock compensation in the aggregate amount of approximately $3,892,000, representing the difference between the deemed fair value of the Company's common stock and the exercise price of stock options at the date of grant. The Company is amortizing the deferred stock compensation expense over the vesting period of four years. For fiscal year 1998 and for the nine months ended June 30, 1999, amortization of deferred stock compensation expense was $163,858 and $577,770, respectively.

In June 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan under which 299,464 shares of common stock were reserved for issuance to eligible employees at a price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or a specified exercise date (last trading day in January or July). The number of shares will be increased on the first day of each fiscal year beginning in 2000 by the lesser of (i) 598,928 shares, (ii) 2% of the outstanding shares on that date or
(iii) a lesser amount determined by the Board of Directors. Participants under the 1999 Purchase Plan

                          AltiGen Communications, Inc.

generally may not purchase shares on any exercise date to the extent that, immediately after the grant, the participant would own stock totaling 5% or more of the total combined voting power of all stock of the Company, or greater than $25,000 worth of stock in any calendar year. In addition, no more than 5,989 shares may be purchased by any participant during any offering period. In the event of a sale or merger of the Company, the Board may accelerate the exercise date of the current purchase period to a date prior to the change of control, or the acquiring company may assume or replace the outstanding purchase rights under the 1999 Purchase Plan. The first offering period under the 1999 Plan will commence on the effective date of this offering and terminate on or before July 31, 2001.

6. INCOME TAXES:

The Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. The components of the net deferred income tax asset are as follows:

                                             September 30,
                                        ------------------------   June 30,
                                           1997         1998         1999
                                        -----------  -----------  -----------
   Net operating loss carryforwards.... $ 1,575,000  $ 2,807,000  $ 2,850,000
   Capitalized start-up costs..........     353,000      263,000      176,000
   Reserve and other cumulative tempo-
    rary differences...................     273,000      414,000    1,047,000
   Research and development credit
    carryforward.......................     182,000      317,000      420,000
   Net capitalized research and devel-
    opment expenses....................     107,000      204,000      356,000
                                        -----------  -----------  -----------
                                          2,490,000    4,005,000    4,849,000
   Valuation allowance.................  (2,490,000)  (4,005,000)  (4,849,000)
                                        -----------  -----------  -----------
       Net deferred tax asset.......... $       --   $       --   $       --
                                        ===========  ===========  ===========

As of June 30, 1999, the Company has cumulative net operating loss carryforwards for federal and state income tax reporting purposes of approximately $7.8 million and $3.1 million, respectively, which expire in various periods from 2002 to 2019. Under current tax law, net operating loss carryforwards available in any given year may be limited upon the occurrence of certain events, including significant changes in ownership interests, such as an initial public stock offering.

A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties, regarding realization of the asset, including limited operating history of the Company, the lack of profitability to date and the uncertainty over future operating profitability and taxable income.

As of September 30, 1997 and 1998 and June 30, 1999 the Company had no significant deferred tax liabilities.

                     [LOGO OF ALTIGEN COMMUNICATIONS, INC.]

                          AltiGen Communications, Inc.

                             3,250,000 Shares

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                                         ,



                               CIBC World Markets

                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                                  FAC/Equities


--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Dealer Prospectus Delivery Obligation: Until       ,   (25 days after the
commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    Part II

                    Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD registration fees and the Nasdaq National Market listing fee. All of the expenses below will be paid by AltiGen.

                 Item
                 ----
   Registration fee................................................. $   17,648
   NASD filing fee..................................................      5,675
   Nasdaq National Market listing fee...............................     60,000
   Blue sky fees and expenses.......................................     25,000
   Printing and engraving expenses..................................    200,000
   Legal fees and expenses..........................................    350,000
   Accounting fees and expenses.....................................    320,000
   Transfer Agent and Registrar fees................................      5,000
   Miscellaneous....................................................     16,677
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

  Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law.

  Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to AltiGen and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

  In addition, our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that we shall indemnify our directors and officers if such persons acted (1) in good faith, (2) in a manner reasonably believed to be in or not opposed to our best interests and (3) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. We intend to obtain directors' and officers' liability insurance in connection with this offering.

  In addition, we have entered or, concurrently with this offering, will enter into agreements to indemnify our directors and certain officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements will, among other things, indemnify our directors and certain officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of AltiGen or as a director or officer of any subsidiary of AltiGen, or as a director or officer of any other company or enterprise that the person provides services to at the request of AltiGen.

  The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the underwriters of AltiGen and its officers and directors, and by AltiGen of the underwriters, for certain liabilities arising under the Securities Act of 1933 or otherwise.

Item 15. Recent Sales of Unregistered Securities

  AltiGen has sold and issued the following securities within the past three years. None of the transactions set forth below involved any public offering or any underwriter. The recipients in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with AltiGen, to information about AltiGen.

  (1) In June 1996 through December 1997, we completed a series of private placements of 3,593,512 shares of series C preferred stock to a group of institutional investors, certain members of senior management and employees, including Michele Shannon, and immediate family members of our directors and executive officers, for an aggregate purchase price of $7,849,751.

  (2) In March 1998 through May 1999, we completed a series of private placements of 1,423,194 shares of series D preferred stock for an aggregate offering price of $13,624,299. Of these 1,423,194 shares, 15,452 were sold to certain of our employees pursuant to our 1998 Stock Purchase Plan.

  (3) In June 1999, we issued 197,026 shares of common stock to 12 individuals and entities in satisfaction of certain promissory notes held by them, for aggregate consideration of $378,485.

  (4) We have from time to time granted stock options to employees, consultants and outside directors in reliance upon an exemption under the Securities Act pursuant to Rule 701. From June 1, 1996 through June 30, 1999, an aggregate of 471,307 shares of common stock were issued pursuant to option exercises at exercise prices ranging from $0.08 to $11.69.

  (5) In July 1999, AltiGen effected a one-for-1.66965 stock split of its outstanding common and preferred stock.

  The sales and issuances of securities in the transactions described in paragraphs (1) and (2) above were deemed to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by virtue of Regulation D and Regulation S promulgated thereunder as transactions by an issuer not involving any public offering.

  The sale and issuance of securities in the transaction described in paragraph (3) above was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

  The grants of stock options to employees, consultants and outside directors described in paragraph (4) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder.

  The issuance described in paragraph (5) above was or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities.

Item 16.  Exhibits and Financial Statement Schedules

  (a) The following Exhibits are attached hereto and incorporated herein by reference.

 Exhibit
  Number                               Description
 -------                               -----------
  1.1**   Form of Underwriting Agreement.
  3.1**   Certificate of Incorporation.
  3.2     Form of Amended and Restated Certificate of Incorporation, to be
          filed and effective upon completion of this offering.
  3.3**   Bylaws.
  3.4**   Form of Amended and Restated Bylaws, to be filed and effective upon completion of this offering.
  4.1**   See Exhibit 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and Bylaws defining the rights of holders of Common
          Stock.
  4.2**   Specimen Common Stock certificates.
  4.3**   Third Amended and Restated Rights Agreement dated May 7, 1999 by and among AltiGen Communications, Inc. and the Investors and Founder
          named therein.
  5.1**   Opinion of Wilson Sonsini Goodrich & Rosati.
 10.1**   Form of Indemnification Agreement.
 10.2**   1994 Stock Option Plan, as amended, and form of stock option agreement.
 10.3**   1998 Stock Purchase Plan.
 10.4**   1999 Stock Option Plan, as amended, and form of stock option agreement.
 10.5**   1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.6**   Sublease and Consent to Sublease Agreement: 47427 Fremont Boulevard,
          Fremont, California between Hitachi America, Ltd. and Phase Metrics,
          Inc., dated April 1, 1997.
 10.7**   Sub-Sublease and Consents to Sub-Sublease: 47427 Fremont Boulevard,
          Fremont, California between Phase Metrics, Inc. and AltiGen
          Communications, Inc., dated December 11, 1998.
 10.8+**  Dealer Agreement and Addendum between Teleco Inc. and AltiGen
          Communications, Inc., dated September 9, 1996.
 10.9+**  Distributor Agreement between Kanematsu Semiconductor Corporation and
          AltiGen Communications, Inc., dated April 21, 1997 and Modification dated May 13, 1997.
 10.10+** Distribution Agreement between Tech Data Product Management, Inc. and
          AltiGen Communications, Inc., dated July 21, 1997.
 10.11+** Distribution Agreement between TerraComSortium and AltiGen
          Communications, Inc., dated November 3, 1997.
 10.12+** OEM Private Label License Agreement between Renaissance Network
          Technology Corporation and AltiGen Communications, Inc., dated May
          1998.
 10.13**  Services Agreement between Sumitronics, Inc. and AltiGen
          Communications, Inc., dated June 2, 1998 and related Commission
          Agreement dated March 1999.
 10.14+** Distribution Agreement between Ingram Micro Inc. and AltiGen
          Communications, Inc., dated June 12, 1998.
 10.15**  Contract Purchase Agreement between RadiSys Corporation and AltiGen
          Communications Inc., dated July 31, 1998.
 10.16**  Software License and Binary Distribution Agreement between Lucent
          Technologies Inc. and AltiGen Communications, Inc., dated as of
          September 23, 1998.

 Exhibit
  Number                               Description
 -------                               -----------
 10.17**  Consulting and Development Agreement between Sollecon, Inc. and
          AltiGen Communications, Inc., dated as of October 27, 1998.

 10.18** Employment Agreement by and between the Registrant and Tricia Chu, dated April 26, 1999.

 10.19**  Employment Agreement by and between the Registrant and Philip
          McDermott, dated June 8, 1999.

 10.20**  Compaq Solutions Alliance Agreement between Compaq Computer
          Corporation and AltiGen Communications, Inc., dated as of January 18,
          1999.

 10.21**  Memorandum of Understanding between Hewlett-Packard Covision Internet
          Solutions Program and AltiGen Communications, Inc., dated as of
          November 9, 1998.

 10.22+** Original Equipment Manufacture Private Label Agreement between
          Nitsuko Corporation and AltiGen Communications, Inc., dated as of
          February 2, 1999.

 10.23+** Joint Development Agreement between Nitsuko Corporation, Sumisho
          Electronics Co., Ltd. and AltiGen Communications, Inc., dated as of
          July 14, 1998.

 10.24**  Form of Promissory Notes from the Registrant to Simon Chouldjian

 10.25** Form of Indemnification Agreement by and between the registrant and its directors and executive officers.

 11.1**   Statement regarding Computation of Per Share Earnings (contained in
          Notes to Financial Statements).

 21.1**   Subsidiaries of the Registrant.

 23.1** Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1 hereto).

 23.2     Consent of Arthur Andersen LLP.

 24.1**   Power of Attorney.

 27.1**   Financial Data Schedule.

-------------------
** Previously filed.

 + Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

  (b) Financial Statement Schedules

      The following financial statement schedules are included in this Registration Statement:

      Schedule II--Valuation and Qualifying Accounts

  All other schedules for which the provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17.  Undertakings

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, the Registrant been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses by the Registrant incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  Signatures

  Pursuant to the requirements of the Securities Act of 1933, as amended, AltiGen Communications, Inc. has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 1st day of October, 1999.

                                          ALTIGEN COMMUNICATIONS, INC.

                                                     /s/ Gilbert Hu
                                          By: _________________________________
                                                        Gilbert Hu,
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
             ---------                           -----                  ----

         /s/ Gilbert Hu              Chief Executive Officer       October 1, 1999
____________________________________  (principal executive
             Gilbert Hu               officer) and Director

        /s/ Philip McDermott         Chief Financial (principal    October 1, 1999
____________________________________  financial and accounting
          Philip McDermott            officer)

                 *                   Director                      October 1, 1999
____________________________________
          Wen-Huang Chang
                 *                   Director                      October 1, 1999
____________________________________
            Thomas Shao

                 *                   Director                      October 1, 1999
____________________________________
          Masaharu Shinya

                 *                   Director                      October 1, 1999
____________________________________
            Kenneth Tai

                 *                   Director                      October 1, 1999
____________________________________
           Richard Black


*By:     /s/ Gilbert Hu
  -----------------------------
            Gilbert Hu
          Attorney-in-Fact

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            ON SUPPLEMENTAL SCHEDULE

To AltiGen Communications Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of AltiGen Communications, Inc. included in this Registration Statement and have issued our report thereon dated July 19, 1999. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP
                                          -------------------------------------
                                          Arthur Andersen LLP

San Jose, California
July 19, 1999

                Schedule II - Valuation and Qualifying Accounts

                                    Balance at Charged to            Balance at
                                    Beginning  Costs and               End of
Description                         of Period   Expenses  Write-offs   Period
-----------                         ---------- ---------- ---------- ----------
Year ended September 30, 1996
 Allowance for returns and doubtful
  accounts.........................        0     10,000         --     10,000
Year ended September 30, 1997
 Allowance for returns and doubtful
  accounts.........................   10,000     31,000         --     41,000
Year ended September 30, 1998
 Allowance for returns and doubtful
  accounts.........................   41,000     92,000         --    133,000
Nine months ended June 30, 1999
 Allowance for returns and doubtful
  accounts.........................  133,000    217,000    (150,000)  200,000

                                 Exhibit Index

 Exhibit
  Number                               Description
 -------                               -----------
  1.1**   Form of Underwriting Agreement.
  3.1**   Certificate of Incorporation.
  3.2     Form of Amended and Restated Certificate of Incorporation, to be
          filed and effective upon completion of this offering.
  3.3**   Bylaws.
  3.4**   Form of Amended and Restated Bylaws, to be filed and effective upon completion of this offering.
  4.1**   See Exhibit 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and Bylaws defining the rights of holders of Common
          Stock.
  4.2**   Specimen Common Stock certificates.
  4.3**   Third Amended and Restated Rights Agreement dated May 7, 1999 by and among AltiGen Communications, Inc. and the Investors and Founder
          named therein.
  5.1**   Opinion of Wilson Sonsini Goodrich & Rosati.
 10.1**   Form of Indemnification Agreement.
 10.2**   1994 Stock Option Plan, as amended, and form of stock option agreement.
 10.3**   1998 Stock Purchase Plan.
 10.4**   1999 Stock Option Plan, as amended, and form of stock option agreement.
 10.5**   1999 Employee Stock Purchase Plan and form of subscription agreement.
 10.6**   Sublease and Consent to Sublease Agreement: 47427 Fremont Boulevard,
          Fremont, California between Hitachi America, Ltd. and Phase Metrics,
          Inc., dated April 1, 1997.
 10.7**   Sub-Sublease and Consents to Sub-Sublease: 47427 Fremont Boulevard,
          Fremont, California between Phase Metrics, Inc. and AltiGen
          Communications, Inc., dated December 11, 1998.
 10.8+**  Dealer Agreement and Addendum between Teleco Inc. and AltiGen
          Communications, Inc., dated September 9, 1996.
 10.9+**  Distributor Agreement between Kanematsu Semiconductor Corporation and
          AltiGen Communications, Inc., dated April 21, 1997 and Modification dated May 13, 1997.
 10.10+** Distribution Agreement between Tech Data Product Management, Inc. and
          AltiGen Communications, Inc., dated July 21, 1997.
 10.11+** Distribution Agreement between TerraComSortium and AltiGen
          Communications, Inc., dated November 3, 1997.
 10.12+** OEM Private Label License Agreement between Renaissance Network
          Technology Corporation and AltiGen Communications, Inc., dated May
          1998.
 10.13**  Services Agreement between Sumitronics, Inc. and AltiGen
          Communications, Inc., dated June 2, 1998 and related Commission
          Agreement dated March 1999.
 10.14+** Distribution Agreement between Ingram Micro Inc. and AltiGen
          Communications, Inc., dated June 12, 1998.
 10.15**  Contract Purchase Agreement between RadiSys Corporation and AltiGen
          Communications Inc., dated July 31, 1998.
 10.16**  Software License and Binary Distribution Agreement between Lucent
          Technologies Inc. and AltiGen Communications, Inc., dated as of
          September 23, 1998.
 10.17**  Consulting and Development Agreement between Sollecon, Inc. and
          AltiGen Communications, Inc., dated as of October 27, 1998.

 Exhibit
  Number                               Description
 -------                               -----------
 10.18**  Employment Agreement by and between the Registrant and Tricia Chu, dated April 26, 1999.

 10.19**  Employment Agreement by and between the Registrant and Philip
          McDermott, dated June 8, 1999.

 10.20**  Compaq Solutions Alliance Agreement between Compaq Computer
          Corporation and AltiGen Communications, Inc., dated as of January 18,
          1999.

 10.21**  Memorandum of Understanding between Hewlett-Packard Covision Internet
          Solutions Program and AltiGen Communications, Inc., dated as of
          November 9, 1998.

 10.22+** Original Equipment Manufacture Private Label Agreement between
          Nitsuko Corporation and AltiGen Communications, Inc., dated as of
          February 2, 1999.

 10.23+** Joint Development Agreement between Nitsuko Corporation, Sumisho
          Electronics Co., Ltd. and AltiGen Communications, Inc., dated as of
          July 14, 1998.

 10.24**  Form of Promissory Notes from the Registrant to Simon Chouldjian

 10.25** Form of Indemnification Agreement by and between the registrant and its directors and executive officers.

 11.1**   Statement regarding Computation of Per Share Earnings (contained in
          Notes to Financial Statements).

 21.1**   Subsidiaries of the Registrant.

 23.1** Consent of Wilson Sonsini Goodrich & Rosati (Included in Exhibit 5.1 hereto).

 23.2     Consent of Arthur Andersen LLP.

 24.1**   Power of Attorney.

 27.1**   Financial Data Schedule.

-------------------
** Previously filed.

 + Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.